[ ** ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.1

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT dated the 21st day of May, 2003 (the “Execution Date”) is by and between TULARIK INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 1120 Veterans Blvd., South San Francisco, California 94080 (“Tularik”), and AMGEN INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at One Amgen Center Drive, Thousand Oaks, California 91329-1799 (“Amgen”).

INTRODUCTION

WHEREAS, Tularik and Amgen are each in the business of discovering, developing and commercializing pharmaceutical products.

WHEREAS, Tularik and Amgen are interested in collaborating: (i) in the identification and validation of targets for use in the discovery of molecules potentially useful to prevent or treat cancer; and (ii) in the discovery, development and commercialization of molecules for use in the prevention or treatment of certain cancers.

WHEREAS, on the Execution Date, Tularik and Amgen are entering into a Stock Purchase Agreement, pursuant to which Amgen shall purchase shares of Tularik common stock at certain designated times.

NOW, THEREFORE, Tularik and Amgen agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “Active” means with respect to a Molecule, that such Molecule [**] Scientifically-Qualified Target in a manner that meets requirements established by the Joint Research Committee, as confirmed by such committee on a Molecule-by-Molecule basis.

1.2 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.2, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such owner has the power to direct the management and policies of such entity.

1.3 “Amgen Background Materials” means any compounds, targets, assays, antibodies or other materials that are (a) necessary or useful for the conduct of the Research Program, (b) Controlled by Amgen, (c) utilized in the Research Program (but only to the extent so utilized) and (d) either in Amgen’s or any of its Affiliates’ possession as of the Execution Date or are discovered or acquired by Amgen and/or any of its Affiliates during the Research Program Term but outside of the conduct of the Research Program.

1.4 “Amgen Background Technology” means any inventions, information, methods, know how, trade secrets or data that (a) are Controlled by Amgen, (b) relate to [**] or are necessary or useful for the performance of the Research Program, (c) are utilized in the Research Program (but only to the extent so utilized) and (d) either are in Amgen’s or any of its Affiliates’ possession as of the Execution Date or are discovered or acquired by Amgen and/or any of its Affiliates during the Research Program Term but outside of the conduct of the Research Program.

1.5 “Amgen Development Compound” means [**] a Pre-Clinical Compound that is so designated in accordance with Section 3.1.4, a Back-Up Compound therefor selected in accordance with Section 3.5 and any other Molecule that is made in the course of: (a) performing medicinal chemistry on, (b) optimizing or (c) performing molecular biological or other modifications of, such Pre-Clinical Compound or Back-Up Compound, together with any and all [**].

1.6 “Amgen Development Product” or “AD Product” means a product containing an Amgen Development Compound as an active ingredient.

1.7 “Annual Research Plan” means the plan to be developed by the Joint Research Committee for each Contract Year, to be updated as necessary during each Contract Year, setting forth, among other things, a master plan for the Research Program during the Research Program Term and the matters described in Section 2.6 below.

1.8 “Antibody” means a polyclonal or monoclonal antibody, whether multiple or single chain, recombinant or naturally occurring, whole or fragment, and any constructs thereof, as well as nucleotide sequences encoding such antibody.

1.9 “Background Materials” means the Amgen Background Materials and the Tularik Background Materials.

1.10 “Background Technology” means the Amgen Background Technology and the Tularik Background Technology.

1.11 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in California are open for business.

1.12 “Cancer Field” means the prevention, control and/or treatment in humans of cancer; provided that [**].

1.13 “[**] Target” means a Scientifically-Qualified Target that is selected by Amgen as a [**] Target pursuant to Section 2.7.3.

1.14 “[**] Target” means a Scientifically-Qualified Target that is selected by Amgen as a [**] Target pursuant to Section 2.7.3.

1.15 “Commercialization” or “Commercialize” means any and all activities directed to pre-launch and launch of products, marketing, promoting, distributing, offering for sale and selling a product, importing a product for sale, conducting Commercial Phase IIIB Studies and Phase IV Studies, and manufacturing for commercial sale (except for scale-up activities, which shall be Development activities). When used as a verb, “Commercialize” means to engage in Commercialization.

1.16 “Confidential Information” means all proprietary documents, technology, know-how or other information (whether or not patentable) regarding a Party’s technology, research or development efforts, products, business or objectives. Any information or documents disclosed by a Party to the other Party pursuant to the Non-Disclosure Agreement between the Parties [**] shall be deemed the disclosing Party’s Confidential Information under this Agreement and shall be subject to the provisions of Article 10. For clarity, any information of a Party disclosed at a meeting of the Joint Research Committee, the Niche Indication Commercialization Committee or the Joint Steering Committee (or any subcommittees or project teams of the foregoing) or disclosed through an audit report shall constitute Confidential Information of a Party unless otherwise specified.

1.17 “Contract Year” means (a) with respect to the first Contract Year, the period beginning on the Effective Date and ending on December 31, 2003 (the “First Contract Year”), and (b) with respect to each subsequent Contract Year, the twelve (12) month period beginning on the day following the end of the First Contract Year and each succeeding twelve (12) month period thereafter during the Research Program Term (except that the last Contract Year shall end on the anniversary of the Effective Date immediately following the effective date of any termination or expiration of this Agreement). Each Contract Year (other than the First and last Contract Year) shall be divided into four (4) “Contract Quarters” comprised of successive three (3) month periods. In the First Contract Year, the first Contract Quarter shall end on the first day following the Effective Date that is the last day of a calendar quarter, and in the last Contract Year, the last Contract Quarter shall end on the anniversary of the Effective Date immediately following the effective date of any termination or expiration of this Agreement.

1.18 “Control” or “Controlled” means with respect to any (a) material, document, item of information, method, data or other know-how or (b) intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

1.19 “Covering,” “Cover” or “Covered” means, with respect to a Patent Right, that, but for rights granted to a Party under such Patent Right, the practice by such Party of an invention claimed in such Patent Right would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.20 “[**]” means that certain license agreement entered into by [**], pursuant to which [**].

1.21 “Detail” means a face-to-face sales call made to an individual medical professional with prescribing authority or a small group of such professionals during which an Amgen Development Product is discussed with such professional(s).

1.22 “Development” or “Develop” means, with respect to a Molecule that has achieved Pre-Clinical Status, preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing, clinical studies, regulatory affairs, product approval and product registration (including pricing approvals). When used as a verb, “Develop” means to engage in Development. Development shall include a Development Phase IIIB Study. For the purposes of this Agreement, Commercial Phase IIIB Studies or Phase IV Studies shall constitute Commercialization.

1.23 “[**] Target” means a Target for which there is reasonable evidence [**].

1.24 “Effective Date” means the HSR Clearance Date (as defined in Section 15.2.4) or, if the Parties mutually agree that an HSR Filing is not required, June 15, 2003.

1.25 “Extended Research Period” means, on a Program Target-by-Program Target basis, the period commencing on the date on which Tularik grants a license to Amgen with respect to a particular Program Target under Section 2.16 and expiring on [**].

1.26 “FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.27 “First Commercial Sale” means, for each Amgen Development Product or Tularik Development Product, on a country-by-country basis, the first shipment of an Amgen Development Product or Tularik Development Product, as the case may be, to a Third Party by Amgen or Tularik, or their Affiliates or sublicensees, in a country in the Territory after Regulatory Approval has been achieved for such Amgen Development Product or Tularik Development Product in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.28 “FTE” means a full-time equivalent person year (consisting of a total of 1,760 hours per year) of scientific, technical or managerial work on or related to the Research Program or of work on or related to the Development or Commercialization of a Program Compound, Pre-Clinical Compound, Amgen Development Compound or Amgen Development Product.

1.29 “Good Clinical Practices” or “GCP” means the standards, practices and procedures set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, any successor agency and, as applicable, the equivalent thereof in jurisdictions outside the United States, as updated from time to time.

1.30 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States.

1.31 “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA as set forth in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the manufacturing and testing of pharmaceutical materials, and any other equivalent laws or regulations applicable to the manufacturing and testing of pharmaceutical materials in jurisdictions outside the United States.

1.32 “IND” means (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a pharmaceutical product in human subjects, or any successor application or procedure and (ii) any foreign counterpart of a U.S. Investigational New Drug Application, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.33 “Joint Steering Committee” means a committee comprised of an appropriate number of representatives of Tularik and Amgen to plan and oversee the activities contemplated by this Agreement and resolve disputes under this Agreement as set forth in Article 12.

1.34 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.35 “Lead Compound” means (a) a Program Compound that meets the Lead Selection Criteria and has been selected by the Joint Research Committee during the Research Program for chemical optimization or for the commencement of molecular biological or other modification thereof and/or other Pre-Clinical Research Evaluation in order to synthesize and identify Pre-Clinical Compounds, or (b) a Program Compound that has been [**].

1.36 “Lead Selection Criteria” means the criteria agreed to by the Joint Research Committee pursuant to Section 2.4.1 that a Program Compound must satisfy in order to be selected as a Lead Compound.

1.37 “Lead Status” means the status that may be designated [**] for a Molecule that is biologically active against [**].

1.38 “Molecule” means any biologically active molecule including but not limited to [**].

1.39 “NDA” means (a) (i) a New Drug Application or Biologics License Application submitted to the FDA, or any successor application or procedure, and (ii) any foreign counterpart of a U.S. New Drug Application or Biologics License Application, and (b) all supplements and amendments, including supplemental New Drug Applications or Biologics License Applications (and any foreign counterparts), that may be filed with respect to the foregoing.

1.40 “Net Sales” shall mean the gross sales price of the applicable Royalty-Bearing Product, in finished product form, invoiced by a Party, its Affiliates or sublicensees from sales to arms’-length Third Party end users, less, to the extent such amounts are included in the invoiced sales price, taxes, shipping costs (including freight and insurance) and duties and other governmental charges paid for and separately identified on the invoice. Additionally, the following amounts will be subtracted from the gross invoiced sales price to calculate Net Sales: (a) [**] discounts actually allowed; (b) [**] rejection or return of goods; (c) [**] amounts paid or credited to a wholesaler, purchaser, Third Party payor or other contractee as a result of [**]; (d) rebates paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee; and (e) discounts mandated by, or granted in response to, [**]. For purposes of the definition of Net Sales, a Third Party shall not be considered a sublicensee if it is granted only the right to sell the product (e.g., a wholesaler) and if the Party, its Affiliates or sublicensee records the sales of a Royalty-Bearing Product upon transfer to such Third Party.

1.41 “Niche Indication Commercialization” means activities solely relating to the Commercialization of an Amgen Development Product as to which Tularik exercises its option pursuant to Section 6.2 with respect to Niche Indications in the United States [**]. For clarity, Niche Indication Commercialization is not intended to include activities that are primarily directed outside of the United States [**].

1.42 “Niche Indications” means those indications within the Cancer Field that have projected peak year sales levels [**].

1.43 “Option Fee” means the amount Amgen must pay to Tularik to exercise the Option, which shall vary as a function of the point at which Amgen exercises the Option, on a Molecule-by-Molecule basis, as follows: (a) [**]; or (b) [**].

1.44 “Party” means Amgen or Tularik; “Parties” mean Amgen and Tularik.

1.45 “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.46 “Phase I Study” means a clinical study in subjects to evaluate the pharmacokinetic and pharmacodynamic properties, maximum tolerated dose, dosing interval and absorption, distribution, metabolism and excretion (ADME) of a candidate drug.

1.47 “Phase IIA Study” means a clinical study intended for dose exploration, dose response, duration of effect, kinetic/dynamic relationship and preliminary efficacy and safety study of a candidate drug in the target patient population.

1.48 “Phase IIB Study” means a controlled dose ranging clinical study to evaluate further the efficacy and safety of a candidate drug in the target patient population and to define the optimal dosing regimen.

1.49 “Phase IIIA Study” means a controlled clinical study to confirm with statistical significance the efficacy and safety of a candidate drug in larger, targeted patient populations, performed to obtain Regulatory Approval of a product.

1.50 “Phase IIIB Study” means a clinical study intended to enhance the profile of a product for a non-approved indication that is not required or pivotal for initial Regulatory Approval of a product. A “Development Phase IIIB Study” means a Phase IIIB Study commenced prior to the completion of Phase IIIA Studies required for Regulatory Approval for the first indication for an Amgen Development Product. A “Commercial Phase IIIB Study” means a Phase IIIB Study commenced after the completion of Phase IIIA Studies required for Regulatory Approval for the first indication for an Amgen Development Product but before receipt of initial Regulatory Approval in the country in which such trial is being conducted.

1.51 “Phase IV Study” means a clinical study of a product initiated in a country after receipt of initial Regulatory Approval for such product in such country.

1.52 “Pre-Clinical Candidate Status” or “Pre-Clinical Status” means the status that is (a) assigned by Amgen to a Program Compound, and for which the results of Pre-Clinical Research Evaluation activities support the commencement of GLP toxicology studies, or (b) designated by Tularik for a Molecule that is [**].

1.53 “Pre-Clinical Compound” means a Program Compound (a) that has achieved Pre-Clinical Status in the Research Program, as determined in accordance with Section 3.1, or (b) that has been designated by Amgen as a Pre-Clinical Compound [**].

1.54 “Pre-Clinical Research Evaluation” means any and all of the activities relating to the qualification of a Molecule for Pre-Clinical Status, including, but not limited to, medicinal chemistry, chemical optimization or molecular biological or other modification activities, as the case may be, and pre-clinical activities, up to those occurring immediately prior to the commencement of GLP toxicology studies.

1.55 “Program Compound” means a Molecule that (a)(i) is in a Party’s or any of its Affiliates’ possession as of the Execution Date, or is [**] by a Party or any of its Affiliates during the Research Program Term but [**] the Research Program, (ii) is [**] a Program Target and (iii) is selected by the Joint Research Committee for Pre-Clinical Research Evaluation in the conduct of the Research Program; or (b) is [**] a Program Target; or (c) is otherwise designated a Program Compound by the Joint Research Committee; or (d) is identified as Active against a Program Target during the Extended Research Period by Amgen and/or its sublicensees, Affiliates or Third Party subcontractors, whether such compound was a Program Compound existing when Amgen elected to extend the Research Program Term for such Program Target, or is otherwise created, Controlled, obtained or synthesized by or for Amgen during the Extended Research Period; provided however that in no event shall [**] Program Compound unless such designation is affirmatively agreed to by the Joint Research Committee.

1.56 “Program Intellectual Property” means Program Patent Rights, Program Material and Program Technology. For clarity, Program Intellectual Property excludes Background Technology and Background Materials.

1.57 “Program Material” means (i) any Scientifically-Qualified Targets (including Program Targets), (ii) any Program Compounds and (iii) any material first identified or discovered in the conduct of the Research Program, including, without limitation, biological materials or chemical compounds such as tissue samples, molecules, reagents and materials useful to perform screens.

1.58 “Program Patent Rights” means any Patent Rights that are Controlled by one or both Parties and that Cover any Program Technology or Program Materials. Notwithstanding the foregoing, Program Patent Rights excludes any Patent Rights relating to [**].

1.59 “Program Target” means [**] that the Joint Research Committee has selected as a Program Target and for which the Joint Research Committee has committed to initiate activities in the Research Program that relate to (a) [**], (b) drug discovery or similar activities using such Target or (c) such other activities related to the validation or use of the Target in the Cancer Field as are determined appropriate by the Joint Research Committee and identified in the Annual Research Plan.

1.60 “Program Technology” means any invention, information, methods, know how, trade secrets or data that (a) is Controlled by a Party or jointly by the Parties and (b) is first invented or discovered in the conduct of the Research Program. For clarity, Program Technology excludes Program Materials, Background Materials, Background Technology and [**].

1.61 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a product in a country or group of countries.

1.62 “Regulatory Filings” means, collectively, INDs, NDAs, drug master files and applications for designation of a product as an “Orphan Product(s)” under the Orphan Drug Act, or any other similar filings (including any foreign equivalents), including any related correspondence and discussions as may be required or requested by the FDA or equivalent foreign governmental authority(ies), for the clinical testing, manufacture or sale of a product.

1.63 “Research Program” means the collaborative research program to be conducted by the Parties in accordance with the Annual Research Plan and this Agreement. For clarity, activities conducted pursuant to Sections 2.7.7 and 2.7.9 shall not be part of the Research Program.

1.64 “Royalty-Bearing Product” means an Amgen Development Product or a Tularik Development Product.

1.65 “Royalty-Paying Party” means, with respect to a Royalty-Bearing Product, the Party obligated to pay royalties to the other Party under any of the provisions of Section 8.5.

1.66 “Scientifically-Qualified Target” or “SQT” means a Target (a) that is [**], and (b) that [**]. On an ongoing basis, new oncogene-encoded protein targets will become Scientifically-Qualified Targets as they meet the objective criteria established by the Joint Research Committee. For clarity, a Target shall not be deemed as failing to meet the criteria established by the Joint Research Committee to become an SQT if the Joint Research Committee reasonably determines that there is insufficient information to make an informed decision.

1.67 “Significant Pharmaceutical Enterprise” means (a) a company (other than Amgen or an Amgen Affiliate) that, together with its Affiliates, had worldwide annual revenues from the sale of pharmaceutical products in excess of [**] during its most recently completed fiscal year and (b) any Affiliates of such company.

1.68 “Small Molecule” means a compound that [**] other than (a) [**], (b) [**]or (c) [**].

1.69 “Stock Purchase Agreement” means the Stock Purchase Agreement entered into by the Parties on the Execution Date.

1.70 “Target” means, subject to Section 2.7.1, any [**] encoded by [**] (a) (i) whose [**] or (ii) that is [**] or (b) that is brought to the Joint Research Committee by Amgen for consideration as a Scientifically-Qualified Target. All Targets shall be listed on the Research Program Target List, as amended by the Joint Research Committee from time to time.

1.71 “Territory” means all the countries of the world.

1.72 “Third Party” means any person or entity other than a Party or any of its Affiliates.

1.73 “Tularik Background Materials” means any compounds, targets, assays, antibodies or other materials that are (a) necessary or useful for the conduct of the Research Program, (b) Controlled by Tularik, (c) utilized in the Research Program (but only to the extent so utilized) and (d) either in Tularik’s or any of its Affiliates’ possession as of the Execution Date or are discovered or acquired by Tularik and/or any of its Affiliates during the Research Program Term but outside of the conduct of the Research Program.

1.74 “Tularik Background Technology” means any inventions, information, methods, know how, trade secrets or data that (a) are Controlled by Tularik, (b) relate to [**] or are necessary or useful for the performance of the Research Program, (c) are utilized in the Research Program (but only to the extent so utilized) and (d) either are in Tularik’s or any of its Affiliates’ possession as of the Execution Date or are discovered or acquired by Tularik and/or any of its Affiliates during the Research Program Term but outside of the conduct of the Research Program. For clarity, Tularik Background Technology excludes any inventions, information, methods, know how, trade secrets or data relating to [**].

1.75 “Tularik Development Compound” or “TDC” means (a) a Pre-Clinical Compound that becomes a Tularik Development Compound under Section 3.1.4(b) or any other Molecule made in the course of performing medicinal chemistry on, optimizing or performing molecular biological or other modifications of such Pre-Clinical Compound or (b) a former Pre-Clinical Compound, a Back-Up Compound therefor and any other Molecule made in the course of: (1) performing medicinal chemistry on, (ii) optimizing or (iii) performing molecular biological or other modifications of, such Pre-Clinical Compound or Back-Up Compound therefor, that reverts to Tularik pursuant to Section 3.3 and that Tularik Develops in accordance with Section 3.4, together with any and all [**].

1.76 “Tularik Development Product” or “TD Product” means a product containing a Tularik Development Compound as an active ingredient.

1.77 “Tularik Exclusive Compound” or “TEC” means a Molecule that Tularik develops with biological activity against a Tularik Exclusive Target in accordance with Section 2.7.7.

1.78 “Tularik Exclusive Product” means a product containing a Tularik Exclusive Compound as an active ingredient.

1.79 “Tularik Exclusive Target” means a Scientifically-Qualified Target that is selected by Tularik as a Tularik Exclusive Target pursuant to Section 2.7.3.

1.80 “Tularik Target” means (a) any and all Targets that are [**], or that have been [**] that are not deemed to be an SQT prior to the end of the Research Program Term, (b) any and all Scientifically-Qualified Targets that are not selected as [**] Targets, [**] Targets or Tularik Exclusive Targets in accordance with Section 2.7.3, (c) any and all [**] Targets for which the relevant option period has expired as set forth in Section 2.7.6 without such [**] Target being selected as a [**] Target during such option period, (d) any and all [**] Targets that are not selected as Program Targets prior to the expiration of the Research Program Term, (e) any and all Program Targets that have not been used for [**] prior to the expiration of the Research Program Term or (f) any and all Scientifically-Qualified Targets, [**] Targets, [**] Targets or Program Targets regarding which, at any time during the Research Program Term or during the Extended Research Period, as applicable, either (i) Amgen notifies Tularik that it desires not to participate in further validation or drug discovery activities with respect to such Target or (ii) Amgen fails to exercise commercially reasonable efforts in undertaking the research activities assigned to it with respect to such Target pursuant to the Annual Research Plan, and its rights terminate thereto pursuant to Section 11.3.3. When such a Target becomes a Tularik Target, such Target shall no longer be deemed a Scientifically-Qualified Target, [**] Target, [**] Target or Program Target, as the case may be.

1.81 “Tularik Target Product” means a product that contains, as an active ingredient, a Molecule with biological activity against a Tularik Target that Tularik develops in accordance with Section 2.7.9 or Section 3.4.

1.82 “Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that shall not have been cancelled, withdrawn, abandoned or been pending in: (i) the United States for more than [**] years from its earliest priority date claimed; or (ii) any country or region outside the United States for more than [**] years from its earliest priority date claimed.

1.83 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION
Acceptance Period	2.16.1
Amgen Indemnified Parties	14.1.2
Amgen Third Party Payments	8.5.1(c)
Back-Up Compounds	3.5.1
[**]
Commercial Phase IIIB Study	1.50
Compete	6.2
Development Failure	3.3
Development Phase IIIB Study	1.50
DOJ	15.2.1
First Contract Year	1.17
FTC	15.2.2
HSR Act	15.2.3
HSR Clearance Date	15.2.4
HSR Filing	15.2.5

Initial Scientifically-Qualified Targets	2.7.2
Joint Program Inventions	9.1.2(b)
Joint Research Committee	2.2.1
Joint Research Project Team	2.2.1
Negotiation Period	2.16.1
Niche Indication Commercialization Committee	6.4.2
Notice of Discontinuance	3.3
Offer	2.16.1
Option	2.7.9(d)
Patent Prosecution	9.2.1
Pre-Clinical Data Package	3.1.1
Pre-Clinical Notification Period	3.1.3
Program Compound Inventions	9.1.2(a)
Program Inventions	9.1.2(b)
Research Program Target List	2.7.1(b)
Research Program Term	2.1.2
Reversion Date	4.3
ROFR	2.16.2
ROFR Acceptance Period	2.16.2
Sole Program Inventions	9.1.2(b)
Target Exclusivity Notice	2.16.1
TEC Expression of Interest	2.7.7(c)
TEC Notification	2.7.7(a)
TEC Response Period	2.7.7(b)
TEC Right of First Negotiation	2.7.7
Third Party Opportunity	2.9.1
Tularik Indemnified Parties	14.1.1
Tularik Target Expression of Interest	2.7.9(d)(iii)
Tularik Target Notification	2.7.9(d)(i)
Tularik Target Response Period	2.7.9(d)(ii)
Tularik Third Party Payments	8.5.2

ARTICLE 2

RESEARCH PROGRAM

2.1 GENERAL.

2.1.1 Objectives.

(a) The Parties shall collaborate in carrying out the Research Program as set forth in the then-current Annual Research Plan, with the global objectives, consistent with the resources allocated to such activities under the Annual Research Plan, of (i) [**] Program Targets; (ii) [**] Program Targets; and (iii) [**]. For clarity, the objectives set forth above are not intended to limit either Party’s obligations in accordance with Section 2.4.1 nor are they intended to limit the JRC’s discretion to select Program Targets without regard to the proportion of Program Targets suitable for development of Antibodies relative to those suitable for development of Small Molecules.

(b) It is anticipated that, during [**] the Research Program Term, there will be [**] by the Joint Research Committee.

(c) It is intended that Tularik shall be primarily responsible for the identification of Targets. It is further intended that, to the extent practicable, both Parties will participate in the full range of activities to be conducted in the Research Program, including without limitation Target validation, assay configuration, high throughput screening and Pre-Clinical Research Evaluation of Program Compounds, all of the foregoing subject to the Parties’ respective capabilities and capacities to perform such activities.

(d) It is intended that Amgen shall be solely responsible for generating, or having generated, Antibodies (including humanization of Antibodies, as appropriate) against Program Targets.

(e) It is intended that the Research Program will be conducted as a unified collaborative effort with activities by the Parties carried out at each Party’s respective facilities as outlined in the Annual Research Plan.

(f) It is also acknowledged that, during the Research Program Term and outside of the Research Program, the Parties will each be conducting broader target identification and validation, assay configuration, high throughput screening, chemical optimization and modification and preclinical activities with respect to Molecules that are not primarily biologically active against the Targets.

(g) It is also intended, notwithstanding subsection (f) above, that, during the Research Program Term, the Parties shall collaborate in making available for the Research Program (i) Small Molecule chemical libraries, and (ii) Antibodies or other Molecules, if any, that have been raised or are Active against Program Targets, in each case that are Controlled by the Parties and as set forth in the then-current Annual Research Plan, with the global objectives of maximizing the quantity and quality of the Pre-Clinical Compounds with potential utility in the Cancer Field consistent with the resources allocated to such activities under the Annual Research Plan; provided however that neither Party shall be obligated to [**]. Each Party shall, under the Annual Research Plan, [**].

2.1.2 Research Program Term. The term of the Research Program (the “Research Program Term”) shall commence on the Effective Date and end on the fifth anniversary of the Effective Date, unless extended for one or more additional twelve (12) month periods upon the written consent of both Parties as permitted under Section 2.15.

2.2 JOINT RESEARCH COMMITTEE.

2.2.1 Formation And Membership. As soon as practicable after the Execution Date, Amgen and Tularik shall establish a Joint Research Committee (the “Joint Research Committee”) comprised of [**] representatives designated by Amgen and [**] representatives designated by Tularik, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents; provided that Amgen and Tularik may designate an appropriate number of additional representatives from time to time. From time to time during the Research Program Term, the Joint Research Committee shall establish one or more Joint Research Project Teams (each, a “Joint Research Project Team”) to implement various aspects of the Annual Research Plan. Such teams shall be governed in the same manner and subject to the relevant requirements as set forth herein for the Joint Research Committee. The Joint Research Committee shall not have the power to amend or waive compliance with this Agreement.

2.2.2 Administrative Matters. The Joint Research Committee shall appoint a chairperson from among its members, which shall rotate semi-annually between the representatives from Tularik and the representatives from Amgen. The chairperson shall be responsible for calling meetings of the Joint Research Committee and for leading the meetings. A Joint Research Committee member of the Party hosting a meeting of the Joint Research Committee shall serve as secretary of that meeting. The secretary of the meeting shall prepare and distribute to all members of the Joint Research Committee minutes of the meeting sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions at such meeting and a list of any actions, decisions or determinations approved by the Joint Research Committee. Minutes of each Joint Research Committee meeting shall be approved or disapproved and revised as necessary, prior to the next meeting. Final minutes of each meeting shall be distributed to the members of the Joint Research Committee by the chairperson for that meeting.

2.2.3 Decision Making. Decisions of the Joint Research Committee (and each Joint Research Project Team) shall be made by unanimous consent of Amgen and Tularik, with each Party having one vote, provided that if the Joint Research Committee cannot reach unanimous agreement, [**]. If a Joint Research Project Team is unable to reach unanimous agreement on any matter, such matter shall be referred to the Joint Research Committee.

2.2.4 Meetings.

(a) The Joint Research Committee shall meet at least four (4) times per Contract Year (except that proportionately fewer meetings shall be held in a Contract Year with fewer than twelve (12) months). Such meetings shall be held at such times and places as are mutually agreed upon by the Joint Research Committee and shall be conducted in person; provided, however, that the first meeting of the Joint Research Committee shall occur within [**] of the Effective Date. Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the Joint Research Committee. By approval of the chairperson, such approval not to be unreasonably withheld, representatives may participate in any meeting of the Joint Research Committee by means of telephone conference or similar communications mode by means of which all persons participating in the meeting can hear each other.

(b) Each Party shall use commercially reasonable efforts to cause its representatives to attend the meetings of the Joint Research Committee in person. If a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the Joint Research Committee, provided that all such employees, consultants, and scientific advisors shall have an obligation to treat all information and materials disclosed at such meetings as confidential.

(c) Either Party may also convene a special meeting of the Joint Research Committee for the purpose of resolving disputes or for the purpose of reviewing (or making) a decision pertaining to the designation of a Target as a Scientifically-Qualified Target or a Program Target by providing [**] written notice to the other Party.

2.2.5 Responsibilities. The Joint Research Committee shall be responsible for, among other things:

(a) overseeing the Research Program;

(b) providing a forum for consensual decision making as to the Research Program activities;

(c) reviewing recommendations from and advising the Joint Research Project Teams;

(d) reviewing needs in areas not included in the Research Program, but that are necessary to support projects in the Research Program;

(e) preparing and approving each Annual Research Plan for each Contract Year after the First Contract Year;

(f) appointing one or more Joint Research Project Teams, as may be appropriate, to implement the Annual Research Plan;

(g) monitoring the Parties’ compliance with their respective obligations under the Annual Research Plan, including the accomplishment of key objectives and the devotion of an appropriate number of FTEs to the Research Program;

(h) reviewing and approving any amendments to the Annual Research Plan and evaluating any substantive departures by either Party from the Annual Research Plan;

(i) evaluating any [**] into the Research Program;

(j) determining whether a Target is a Scientifically-Qualified Target;

(k) selecting those [**] Targets that the Parties wish to designate as Program Targets;

(l) selecting (i) Program Compounds, (ii) Lead Compounds and (iii) Back-Up Compounds for Pre-Clinical Compounds;

(m) determining those research projects that will be pursued in the Research Program and those that will be discontinued;

(n) proposing Program Compounds for consideration by Amgen as Pre-Clinical Compounds;

(o) monitoring reports submitted by the Parties pursuant to the Annual Research Plan; and

(p) reviewing and commenting upon (but not approving) the patent filing strategies of the Parties as provided in Article 9.

2.2.6 Pipeline Review. Promptly following the Effective Date, the Joint Research Committee shall convene to review Tularik’s pre-Pre-Clinical Status pipelines of Program Compound candidates to determine those that shall be accepted into the Research Program. Tularik shall identify all [**] relating to Tularik’s pre-Pre-Clinical Status pipelines of Program Compound candidates that the Joint Research Committee identifies as desirable for inclusion in the Research Program.

2.3 JOINT RESEARCH PROJECT TEAMS.

2.3.1 Formation Of Joint Research Project Teams. Within [**] after the Joint Research Committee establishes a Joint Research Project Team, each Party shall designate its initial representatives for such team. Either Party may change its designees for any Joint Research Project Team at any time upon written notice to the other Party.

2.3.2 Responsibilities. The Joint Research Project Teams shall be responsible for, among other things:

(a) implementing aspects of the Annual Research Plan assigned to such Joint Research Project Team by the Joint Research Committee;

(b) recommending [**] Targets for designation as Program Targets;

(c) recommending to the Joint Research Committee those research projects that should be pursued in the Research Program and those that should be discontinued; and

(d) recommending to the Joint Research Committee Program Compounds for qualification for Pre-Clinical Status.

2.3.3 Special Meeting. Either Party may convene a special meeting of the appropriate Joint Research Project Team for the purpose of reviewing (or making) a recommendation concerning whether a Program Compound has qualified for Pre-Clinical Status by providing [**] written notice to the other Party.

2.4 CONDUCT OF THE RESEARCH PROGRAM.

2.4.1 The Joint Research Committee shall adopt project progression guidelines, including criteria for designating Scientifically-Qualified Targets and selection of Lead and Back-Up Compounds for the Research Program. The Parties shall conduct the Research Program in good scientific manner in accordance with such project progression guidelines and in compliance with applicable Laws. Each Party shall use commercially reasonable efforts to conduct the activities of the Research Program that are assigned to it in the Annual Research Plan.

2.4.2 A Party shall not use any Molecule for screening under the Research Program that is part of a research program or under development by such Party (either alone or with a Third Party) outside of the Research Program, or is subject to any previously granted and currently in effect license granted by a Party to a Third Party that would preclude the Development or Commercialization hereunder of a product containing such Molecule. If such previously granted license is amended, terminates or expires during the Research Program Term such that the preclusion is no longer effective, such Molecule shall be made a part of the Research Program. If a Molecule is [**].

2.4.3 Tularik shall devote to the Research Program activities the number of FTEs being funded by Amgen pursuant to Section 8.2 and make out-of-pocket expenditures as are reasonably necessary to support the research efforts of such FTEs over the course of the Research Program. Over the course of the Research Program Term, Amgen shall devote to the satisfaction of all of its obligations and the exercise of all of its rights under this Agreement [**], at a minimum, a number of FTEs that are substantially equal to the number of FTEs Tularik is required to dedicate over the course of the Research Program pursuant to Section 8.2 and will make out-of-pocket expenditures reasonably necessary to support the efforts of such FTEs and to accomplish the tasks set forth in the Annual Research Plan over the course of the Research Program. All FTE utilization under the Research Program shall either be expressly provided for in the Annual Research Plan or approved by the Joint Research Committee. Except for funding of the Research Program paid to Tularik by Amgen pursuant to Section 8.2, each Party (i) shall be responsible for the procurement and documentation of testing and related activities to demonstrate the appropriate quality of all materials provided by it that are used in the Research Program (e.g., that such materials will be manufactured in accordance with GMPs, if applicable), and for providing appropriate equipment and facilities to conduct its responsibilities under the Research Program, and (ii) shall bear its own costs and expenses in conducting its activities under the Research Plan, including without limitation, costs and expenses of materials, labor, equipment and overhead costs, and storage, handling, transportation and disposal of chemical synthesis by-products generated by it during the performance of the Research Program.

2.4.4 Each Party shall submit periodic reports to the Joint Research Committee, as may be required by the Annual Research Plan, detailing its activities under the Research Program. The Joint Research Committee shall use such periodic reports to monitor the Parties’ respective FTE contributions to the Research Program.

2.4.5 Each Party may request from the other a written certification by the [**], as the case may be, verifying the number of FTEs provided by such Party pursuant to Section 2.4.3. Upon a Party’s receipt of a written request for such certification, such Party shall promptly provide to the requesting Party such certification.

2.4.6 Each Party shall identify one (1) of its representatives to serve as a program director with responsibility for overseeing that Party’s day-to-day activities relating to the Research Program and to serve as a contact person for coordinating Research Program activities between the Parties.

2.5 DISCLOSURE OF [**].

2.5.1 The Parties acknowledge that certain materials, and data and information relating thereto, Controlled by a Party may include [**], and that the use of such [**] in the Research Program, and the Development and Commercialization of products resulting from the use of such [**], may result (1) [**], (2) [**] or (3) [**].

2.5.2 Each Party acknowledges its obligation to inform the other Party of [**] relating to any Program Technology, Background Technology, Program Materials or Background Materials that it provides to the Research Program, and to inform the other Party of any known intellectual property Controlled by a Third Party and not licensed to a Party or otherwise available under the Research Program that the disclosing Party reasonably believes may be necessary for the practice or use of the Program Technology, Background Technology, Program Materials or Background Materials under the Research Program. Notwithstanding the foregoing, if a Party is precluded from disclosing certain information related to such a [**] because of obligations of confidentiality owed to a Third Party with respect thereto, such Party shall not be obligated hereunder to disclose such information; provided however that such Party will, at a minimum, provide to the other Party [**]. With respect to any proposed Scientifically-Qualified Target, all [**] related thereto shall be identified and described in reasonable detail in writing by the Party that Controls such target to the Joint Research Committee at such time as such target is proposed for inclusion in the Research Program as an SQT.

2.5.3 The [**] shall be considered for all Program Technology, Background Technology, Program Materials or Background Materials prior to the inclusion of such technology or materials in the Research Program. The Joint Research Committee will decide whether to include any [**] will be included. By way of example, proposed Scientifically-Qualified Targets will only be permitted into the Research Program after the Joint Research

Committee has evaluated the nature and scope of the [**]. If the Joint Research Committee decides to include [**] in the Research Program, Amgen shall be obligated to pay all fees, milestones, royalties and any other payments due to Third Parties under such [**] with respect to Amgen Development Products, subject to Section 8.5.4.

2.6 ANNUAL RESEARCH PLAN.

2.6.1 The Joint Research Committee shall prepare and approve the Annual Research Plan for every Contract Year (other than the First Contract Year) at least [**] prior to the commencement of such Contract Year. The Annual Research Plan for the First Contract Year shall be prepared and approved by the Joint Research Committee within [**] after the Execution Date.

2.6.2 The Joint Research Committee shall update and amend, as appropriate, the then-current Annual Research Plan from time to time.

2.6.3 Each Annual Research Plan shall contain the specific research objectives to be achieved during the relevant Contract Year, the specific activities to be performed under the Research Program during such year and the timeline for performing such activities, and shall designate which Party shall be responsible for performing each of such activities.

2.6.4 Each Annual Research Plan shall be consistent with the other terms and conditions of this Agreement, including without limitation the objectives set forth in Section 2.1.1, and each Annual Research Plan for Contract Years after the First Contract Year shall be substantially the same in form, including the items itemized in, the Annual Research Plan for the First Contract Year.

2.7 TARGETS.

2.7.1 Identification And Validation Of Targets. During the Research Program Term and consistent with the Annual Research Plan, Tularik shall use commercially reasonable efforts to identify Targets, and each Party shall use commercially reasonable efforts to validate Targets and to discover and develop novel anti-cancer agents that modulate certain Targets previously identified by Tularik or those Targets identified and validated in the Research Program as being Scientifically-Qualified Targets and that are later selected as Program Targets, using the technologies, data and materials specified in such Annual Research Plan.

(a) In Exhibit B, Tularik has disclosed to Amgen all targets that it has identified that satisfy the definition of a “Target” under this Agreement as of the Execution Date. During the Research Program Term, Tularik shall also disclose to the Joint Research Committee each target that it identifies that could reasonably qualify as a Target within [**] of identifying such potential Target. Notwithstanding the foregoing, Tularik shall not be required to make available to the Research Program a Target that Tularik identifies under the Research Program if such Target was (i) identified by Tularik by [**] or (ii) [**]. In either of the foregoing cases, such Target shall not be a Target for the purposes of this Agreement. Tularik shall provide sufficient information for the Joint Research Committee to make an informed decision whether a potential target qualifies as a “Target” for purposes of the Research Program.

(b) Following such disclosure, the Joint Research Committee will then decide whether to make such potential target a Target. Each potential target that the Joint Research Committee determines qualifies as a “Target” shall be listed on the “Research Program Target List” set forth in Exhibit B, as amended by the Joint Research Committee from time to time. The Research Program Target List as of the Execution Date is attached hereto as Exhibit B. If the Joint Research Committee does not add the potential target to the Research Program Target List within [**] of presentment by Tularik, such potential target shall be outside the scope of the Research Program. For clarity, such potential target shall not be a Tularik Target.

(c) Promptly after a Target is added to the Research Program Target List, Tularik shall provide all information and material relating to the potential utility of such Target in the Cancer Field (as well as in other fields, if available).

(d) Amgen shall have the right, but not the obligation, to [**]. All such Targets shall be added to the Research Program Target List.

(e) If Tularik conducts any activities under the Research Program with respect to a Target on the Research Program Target List or that are otherwise approved by the Joint Research Committee or required under the Annual Research Plan, [**]. In addition, if any such Target would not otherwise qualify to be a Program Target hereunder, then [**].

2.7.2 Scientifically-Qualified Targets. At the first meeting of the Joint Research Committee following the Effective Date, the Joint Research Committee shall agree on objective criteria for determining whether a Target is a Scientifically-Qualified Target. Such criteria may include the criteria specified in Section 1.66. In addition, at the first meeting of the Joint Research Committee following the Effective Date, the Joint Research Committee will determine which of the Targets listed on Exhibit B are Scientifically-Qualified Targets (such Targets shall be referred to as the “Initial Scientifically-Qualified Targets”). On an ongoing basis during the Research Program Term, the Joint Research Committee shall determine, within [**] of disclosure of a Target by Tularik hereunder, whether such Target disclosed by Tularik is a Scientifically-Qualified Target based on the objective criteria established by the Joint Research Committee. If the Joint Research Committee does not designate a Target disclosed by Tularik as a Scientifically-Qualified Target (i) in the case of a Target identified by Tularik listed on Exhibit B on the Execution Date, within [**] or (ii) in the case of a Target disclosed by Tularik after the Execution Date, within [**] of the date of such disclosure, [**]. On an ongoing basis during the Research Program Term, the Joint Research Committee shall determine, within [**] of disclosure of a Target by Amgen as permitted under Section 2.7.1, whether such Target disclosed by Amgen is a Scientifically-Qualified Target based on the objective criteria established by the Joint Research Committee. If the Joint Research Committee does not designate a Target disclosed by Amgen as a Scientifically-Qualified Target, such Target shall [**].

2.7.3 Target Selection. Subject to Section 2.7.4, the Parties will select, from among the universe of Scientifically-Qualified Targets, certain Scientifically-Qualified Targets to become [**] Targets, [**] Targets or Tularik Exclusive Targets in accordance with the procedures set forth in this Section 2.7.3.

(a) Within [**] of the Effective Date, from the universe of Initial Scientifically-Qualified Targets, Amgen shall select up to [**] Targets as either [**] Targets or [**] Targets. Tularik shall then have the opportunity to select [**] Initial Scientifically-Qualified Target not so previously selected by Amgen as a Tularik Exclusive Target. The Parties shall continue alternating [**] selections [**] until all the Initial Scientifically-Qualified Targets have been either selected or passed on by the Parties, as the case may be. Those Initial Scientifically-Qualified Targets that are not selected as [**] Targets, [**] Targets, or Tularik Exclusive Targets under this Section 2.7.3(a) shall cease to be Initial Scientifically-Qualified Targets and thereafter shall be deemed Tularik Targets.

(b) Thereafter, at each quarterly meeting of the Joint Research Committee during the Research Program Term, the Parties will select, from among the Targets designated as Scientifically-Qualified Targets at the prior quarterly meeting of the Joint Research Committee, those Scientifically-Qualified Targets that are to become [**] Targets, [**] Targets or Tularik Exclusive Targets in the manner described in Section 2.7.3(a). Subject to the provisions of Section 2.7.4, for [**] Scientifically-Qualified Targets selected by Amgen as either [**] Targets or [**] Targets, Tularik shall [**] Scientifically-Qualified Target to become an additional Tularik Exclusive Target. If Tularik [**], then Amgen shall have the right to [**] at such quarterly meeting in the course of selecting further [**] Targets or [**] Targets at such meeting. If neither Party selects an SQT as a [**] Target, [**] Target or Tularik Exclusive Target when such SQT is available for selection at a quarterly meeting of the Joint Research Committee, such Target will be deemed a Tularik Target. Each quarterly meeting at which these designations shall be made shall be scheduled approximately [**] from the previous quarterly meeting.

(c) Scientifically-Qualified Targets that are not selected as [**] Targets, [**] Targets or Tularik Exclusive Targets and that have not otherwise become Tularik Targets prior to the end of the Research Program Term shall be deemed Tularik Targets.

2.7.4 Target Maximums. The maximum number of Scientifically-Qualified Targets that can be designated by Amgen as [**] Targets (including those [**] Targets that subsequently become Program Targets and [**] Targets that are converted to [**] Targets under Section 2.7.6) during the Research Program Term is [**]. The maximum number of Scientifically-Qualified Targets that can be designated by Amgen as [**] Targets during the Research Program Term is [**]; provided, however, that if a [**] Target is subsequently converted by Amgen to a [**] Target under Section 2.7.6, [**]. The maximum number of Scientifically-Qualified Targets that can be designated by Tularik as Tularik Exclusive Targets during the Research Program Term is [**].

2.7.5 [**] Targets. Tularik shall not have the right to select [**] Targets as Tularik Exclusive Targets during the period of the Research Program Term that such Scientifically-

Qualified Targets are [**] Targets. Notwithstanding the foregoing, unless and until a [**] Target is designated as a Program Target by the Joint Research Committee, Amgen shall not have the right to [**] without Tularik’s prior written consent. However, Tularik shall have the right to [**].

2.7.6 [**] Targets.

(a) During the option period set forth in this Section 2.7.6, and subject to Section 2.7.4, Amgen shall have the option to convert [**] Targets into [**] Targets (i.e., Tularik shall not have the right to select such [**] Targets as Tularik Exclusive Targets). The option period with respect to each [**] Target shall be as follows: (a) if such Target was an Initial Scientifically-Qualified Target, [**] from the date on which such Target was selected as a [**] Target; and (b) if such Target was not an Initial Scientifically-Qualified Target, [**] from the date on which such Target was selected as a [**] Target. If Amgen wishes to exercise its option to convert a particular [**] Target into a [**] Target, Amgen shall deliver written notice of such fact to Tularik prior to the expiration of the applicable option period. Effective upon [**], and provided that Amgen has not already reached the maximum limit of [**] Targets under Section 2.7.4, the applicable Target shall cease to be a [**] Target and shall thereafter be deemed a [**] Target. If Amgen does not exercise its option to convert a [**] Target to a [**] Target prior to the expiration of the option period for such Target, then such Target shall, as of the date on which the option period for such Target expires, cease to be a [**] Target and shall thereafter be deemed a Tularik Target.

(b) Amgen shall not have the right to [**] without Tularik’s prior written consent. However, Tularik shall have the right to [**]. Amgen shall have the right to [**]. Amgen shall have the right to use all Program Technology and all Program Materials with respect to carrying out its activities with Program Targets in the course of practicing the licenses granted to it in Article 7, subject to Tularik’s rights with respect to Tularik Targets, Tularik Development Compounds, Tularik Development Products, Tularik Target Products, Tularik Exclusive Compounds and Tularik Exclusive Products provided in this Agreement.

2.7.7 Tularik Exclusive Targets. Amgen shall not have the right to select Tularik Exclusive Targets as [**] Targets or [**] Targets. Tularik shall have the non-exclusive, subject to Section 2.8.2(f), right pursuant to Section 7.2, at Tularik’s cost, (i) outside of the Research Program to use such Tularik Exclusive Target to research and develop Molecules biologically active against such Tularik Exclusive Target for use both inside and outside of the Cancer Field and (ii) to Commercialize any resulting Tularik Exclusive Products, without any obligation to Amgen. Notwithstanding the foregoing, if Tularik intends to research, develop or commercialize a Tularik Exclusive Compound or a Tularik Exclusive Product in collaboration with a Third Party (or to grant a license to a Third Party to do any of the foregoing), Tularik shall provide Amgen with the opportunity to negotiate terms under which Amgen would collaborate in or obtain a license for undertaking such activities (a “TEC Right of First Negotiation”), provided that a TEC Right of First Negotiation shall not apply to [**]. On a Tularik Exclusive Target-by-Tularik Exclusive Target basis, for [**] Amgen or its Affiliates are not permitted to undertake the activities set forth in Section 2.8.1(a) with respect to a Tularik Exclusive Target (as set forth in Section 2.8.2(f)), Tularik shall not (a) engage in discussions or enter into negotiations regarding any such collaboration with a Third Party with respect to any such Tularik Exclusive Target and/or any Tularik Exclusive Compound or Tularik Exclusive Product with respect to such Tularik Exclusive Target that is subject to the TEC Right of First Negotiation or (b) enter into any agreements with a Third Party relating thereto. The TEC Right of First Negotiation shall operate as follows:

(a) Tularik shall promptly notify Amgen in writing (the “TEC Notification”) of its intention to seek a collaborator or licensee for the research, development and/or Commercialization of the relevant Tularik Exclusive Compound or Tularik Exclusive Product and shall provide to Amgen a reasonably detailed written description of such proposed collaboration or license, together with any data, results materials or information related to such Tularik Exclusive Compound or Tularik Exclusive Product that has not previously been provided to Amgen.

(b) Within [**] of its receipt of the TEC Notification (the “TEC Response Period”), Amgen shall notify Tularik of its interest, if any, in initiating discussions regarding such proposed collaboration or license.

(c) In the event that Amgen notifies Tularik prior to the termination of the TEC Response Period that it has an interest in participating in such proposed collaboration or in obtaining such license (a “TEC Expression of Interest”), then the Parties shall negotiate in good faith for a period of up to [**] from the date of Tularik’s receipt of the TEC Expression of Interest in an effort to reach a definitive agreement regarding such collaboration or license.

(d) For the duration of [**], Tularik may discuss with a Third Party the general outline of such collaboration or license; provided, however, that Tularik shall not negotiate such collaboration with a Third Party, enter into any agreements with such Third Party or propose terms to such Third Party on which Tularik would be willing to consummate such collaboration or license.

(e) In the event that the Parties reach a definitive agreement with respect to such Tularik Exclusive Compound or Tularik Exclusive Product pursuant to subsection (c), such Tularik Exclusive Compound or Tularik Exclusive Product shall no longer be designated a Tularik Exclusive Compound or Tularik Exclusive Product and the rights and obligations of the Parties with respect to such antibody, compound or product shall be governed by the terms of such definitive agreement and not this Agreement.

(f) In the event that (i) Amgen fails to notify Tularik prior to the termination of the TEC Response Period that it is interested in collaborating or obtaining a license with Tularik with respect to such Tularik Exclusive Compound or Tularik Exclusive Product, (ii) Amgen notifies Tularik prior to the termination of the TEC Response Period that it has no interest in such collaboration or license or (iii) Amgen timely provides Tularik with a TEC Expression of Interest but the Parties fail to reach a definitive agreement within [**] period specified in subsection (c), then Tularik shall be free to enter into a collaboration or license with a Third Party with respect to such Tularik Exclusive Compound or Tularik Exclusive Product; provided, however, that Tularik may not enter into any collaboration or license with a Third Party [**].

2.7.8 Program Targets.

(a) Once Amgen has designated an SQT as a [**] Target, the Joint Research Committee will periodically consider whether it wishes to use such [**] Target for identification of Molecules [**] and, among other things, conduct the activities set forth in the definition of “Program Target.” If the Joint Research Committee wishes to so use such [**] Target and conduct such activities, then the Joint Research Committee shall designate such [**] Target as a Program Target and the Joint Research Committee will prepare and approve an amendment to the Annual Research Plan to reflect the activities to be undertaken by the Parties with respect to such Program Target.

(b) For each Program Target, each Party will use commercially reasonable efforts to conduct activities assigned to it under the amended Annual Research Plan to identify Program Compounds Active against such Program Target and to continue to identify Lead Compounds and Pre-Clinical Compounds from any such Program Compounds. From time to time, the JRC may select Program Compounds that meet the Lead Selection Criteria as Lead Compounds. The Parties shall not conduct any [**] unless and until the JRC selects such Program Compound as a Lead Compound.

2.7.9 Tularik Targets.

(a) Subject to the rights of Amgen set forth in this Section 2.7.9, Amgen shall not have the right to select Tularik Targets as [**] Targets or [**] Targets. Tularik shall have the exclusive right pursuant to Section 7.2, at Tularik’s cost (i) outside of the Research Program to use such Tularik Target to research and Develop Molecules biologically active against such Tularik Target, for use [**] and (ii) to Commercialize any resulting Tularik Target Product, subject to Section 2.7.9(b).

(b) Tularik shall have the right to use all Program Technology relating to Tularik Targets (if any) and all Program Materials relating to Tularik Targets (if any), excluding Program Compounds; provided, however, that Tularik may use those Program Compounds that [**]. For each Program Target, Amgen shall designate [**]. For clarity, the licenses granted under Sections 7.2.1(b), 7.2.2 and 7.2.3 are specifically subject to the provisions of this Section 2.7.9(b).

(c) As soon as reasonably practicable after a Target becomes a Tularik Target, Amgen shall provide Tularik with any Program Technology and any Program Material in its Control as may be available to Tularik as specified in subsection (b).

(d) Notwithstanding the foregoing, if Tularik intends to research, Develop or Commercialize a Molecule identified through the use of a Tularik Target, Tularik shall provide

Amgen with an option, at the times and subject to the conditions specified in this Section 2.7.9(d), to convert such Molecule into an Amgen Development Compound (the “Option”). Such Option shall operate as follows:

(i) Tularik shall promptly notify Amgen in writing of the achievement, with respect to a Molecule identified through the use of a Tularik Target, of each of the following milestones: (A) Lead Status; and (B) Pre-Clinical Status (either, a “Tularik Target Notification”). The Tularik Target Notification shall include the amount of the Option Fee and information regarding such achievement reasonably sufficient to allow Amgen to make an informed decision whether to exercise the Option.

(ii) Within [**] of its receipt of a Tularik Target Notification (the “Tularik Target Response Period”), Amgen shall notify Tularik of its interest, if any, in exercising the Option with respect to the relevant Molecule.

(iii) In the event that Amgen notifies Tularik in writing prior to the termination of the relevant Tularik Target Response Period that it has an interest in exercising the Option with respect to the relevant Molecule (a “Tularik Target Expression of Interest”), then:

(A) Amgen shall pay Tularik the applicable Option Fee within [**] of such notification; and

(B) The relevant Molecule that is the subject of the Tularik Target Expression of Interest shall become an Amgen Development Compound.

(iv) In the event that for any Molecule that has reached Pre-Clinical Status (A) Amgen fails to notify Tularik in writing prior to the expiration of the applicable Tularik Target Response Period that it is interested in exercising the Option with respect to such Molecule or (B) Amgen notifies Tularik in writing prior to the expiration of the applicable Tularik Target Response Period that it has no interest in exercising the Option with respect to such Molecule, then Tularik shall be free to enter into a collaboration or license with a Third Party with respect to such Molecule at any time following such Tularik Target Response Period with no further obligation to Amgen.

2.8 EXCLUSIVITY.

2.8.1 General.

(a) During the Research Program Term, and subject to the exceptions set forth in Section 2.8.2 and the permitted activities set forth in Section 2.8.3, neither Party nor its Affiliates shall, either alone or in collaboration with a Third Party, engage in any activity, the goal of which is:

(i) the identification or validation of any [**]; or

(ii) the discovery and Pre-Clinical Research Evaluation of Molecules intended for use [**], in each case except pursuant to the Research Program.

(b) During the Research Program Term, [**]. During the Extended Research Period [**]. For clarity, subject to Section 2.7.9(b), (i) [**], and (ii) [**] license or otherwise enable a Third Party to take such actions.

(c) Tularik agrees that during the Research Program Term neither Tularik nor its Affiliates will use outside of the Research Program any of the patent rights licensed to them under the [**].

2.8.2 Exceptions. Provided that the other Party’s Background Technology or Background Materials are not disclosed or used in such activities (unless such use is approved in advance in writing by such Party), the prohibitions set forth in Section 2.8.1(a) are not intended to apply to any activity directed to the identification or validation of Targets or the discovery and Pre-Clinical Research Evaluation of Molecules,

(a) where such activity is undertaken in fulfillment of an obligation of a Party pursuant to an agreement existing as of the Execution Date, and as identified with respect to Tularik in Exhibit A;

(b) where such activity is undertaken with respect to any assets Controlled by Amgen as of the Execution Date;

(c) where such activity is undertaken in fulfillment of an obligation of a Party pursuant to an agreement with an academic, research or other non-commercial institution, which agreement provides that such Party shall be granted the right (or the option to obtain the right), with the right to grant sublicenses to the other Party, to use any targets, Molecules and related know-how for research, Development and Commercialization under this Agreement;

(d) where a Party’s involvement in such activity results from such Party’s acquisition of or by a Third Party (by merger or otherwise), which Third Party, prior to such acquisition or merger, was already engaged in such activity, provided that such Party does not [**]; and further provided that no Program Technology or Program Materials are disclosed to the Third Party; and provided further that to the extent any other technology Controlled by the Party in the form of [**] are disclosed to such Third Party, the Party that made the disclosure shall undertake in writing that it will use its best efforts to prevent the Third Party from using such technology or data in any activities prohibited by Section 2.8.1;

(e) where such activity is undertaken by Tularik with respect to a Tularik Target, a Tularik Exclusive Target, a Tularik Target Compound, a Tularik Target Product, a Tularik Exclusive Compound, a Tularik Exclusive Product, a Target against which a Tularik Development Compound is Active, a Tularik Development Compound or a Tularik Development Product to the extent permitted by the provisions of this Agreement;

(f) where such activity is undertaken [**]; or

(g) where such activity is undertaken with respect to a Third Party Opportunity, pursuant to the relevant provisions of Section 2.9.

2.8.3 Other Permitted Activities. For purposes of clarity, provided that the other Party’s Background Technology or Background Materials are not disclosed or used in such activities (unless approved in advance in writing by such Party), activities that are not prevented by the prohibitions set forth in Section 2.8.1 include, without limitation, the following:

(a) either Party may, outside of the conduct of the Research Program, engage in target identification and validation activities and/or drug discovery or pre-clinical evaluation, development or commercialization of a Molecule [**];

(b) either Party may, outside of the conduct of the Research Program, engage in Pre-Clinical Research Evaluation, Development or Commercialization of a Molecule for use [**], provided that such Molecule, (i) is in-licensed from a Third Party, (ii) has achieved the equivalent of Pre-Clinical Status at the time of such in-licensing and (iii) is not generally known or known by such Party to exert its action through a Program Target; or

(c) Amgen may, outside of the conduct of the Research Program, engage in Pre-Clinical Research Evaluation, Development or Commercialization of a Molecule for use [**], provided that such Molecule has achieved the equivalent of Pre-Clinical Status as of the Effective Date.

2.8.4 Scope Of Restrictions. The Parties agree that, given the high costs and significant risks involved in discovering and developing pharmaceutical products, and given that the Parties will be exchanging Confidential Information in order to perform the Research Program, the exclusive relationship between them regarding the Research Program and the Cancer Field, which is reflected herein, is a fair and efficient means to reach a satisfactory conclusion from their cooperative efforts.

2.9 THIRD PARTY OPPORTUNITIES.

2.9.1 In the event that a Party is presented with an opportunity to collaborate with a Third Party (a “Third Party Opportunity”) with respect to the discovery and/or Pre-Clinical Research Evaluation of one or more Molecules for use [**], then such Party may pursue such Third Party Opportunity, but only in the manner provided in this Section 2.9. Such Party shall present the Third Party Opportunity, including all material terms and conditions relating thereto, to the Joint Research Committee for the Joint Research Committee’s consideration for inclusion in the Research Program.

2.9.2 The Joint Research Committee shall have [**] from the date on which a Third Party Opportunity is presented to it to decide whether to pursue such Third Party Opportunity. In the event that the Joint Research Committee elects to pursue such Third Party Opportunity, then the Parties shall negotiate with the Third Party that presented such Third Party Opportunity in a good faith effort to reach an agreement with the Third Party whereby the Third Party

Opportunity can be included in the Research Program. In the event that the Parties and the Third Party that presented such Third Party Opportunity reach an agreement to include such Third Party Opportunity in the Research Program, then:

(a) the Third Party Opportunity shall be included in the Research Program; and

(b) the Annual Research Plan shall be appropriately amended to include, without limitation, provisions for the sharing by the Parties of the costs associated with the Third Party Opportunity.

2.9.3 In the event that the Joint Research Committee does not elect to pursue such Third Party Opportunity or the Parties fail, despite a good faith effort, to reach agreement with the Third Party that presented such Third Party Opportunity to include the Third Party Opportunity in the Research Program, then the Party that was initially presented with such Third Party Opportunity shall have the right to pursue such Third Party Opportunity outside of the conduct of the Research Program, unless the Target that is the subject of such Third Party Opportunity is a Scientifically-Qualified Target (other than a Tularik Exclusive Target, subject to Section 2.8.2(f)) and/or a Tularik Target, or the Molecule or Molecules that are the subject of such Third Party Opportunity are generally known or is known by such Party to exert its action through a Scientifically-Qualified Target (other than a Tularik Exclusive Target, subject to Section 2.8.2(f)) and/or a Tularik Target. Notwithstanding the foregoing, [**].

2.10 RESEARCH PROGRAM RECORDS.

2.10.1 All work conducted by each Party in the course of the Research Program shall be completely and accurately recorded, in reasonable detail and in good scientific manner, in separate laboratory notebooks. On reasonable notice, and at reasonable intervals, each Party shall have the right to inspect and copy all such records of the other Party reflecting Program Technology or work done under the Research Program, to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder. Notwithstanding the definition of “Confidential Information,” all such records shall constitute Confidential Information of the Party owning such records. The Parties acknowledge and agree that neither Party guarantees the success of the Research Program tasks undertaken hereunder.

2.10.2 In order to protect the Parties’ Patent Rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Research Program, each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

2.11 DISCLOSURE OF RESEARCH PROGRAM RESULTS. Subject to restrictions imposed by a Party’s confidentiality obligations to any Third Party with respect to [**], each Party will disclose to the other all Program Technology that is discovered, invented or made by such Party during the course of the Research Program and that is useful in or relates to the Research Program, including, without limitation, information regarding potential Scientifically-Qualified Targets, Molecules identified in the Research Program through the use of Program Targets, activities of such Molecules, derivatives and results of in vitro and in vivo studies, assay techniques and new assays. Such Program Technology will be promptly disclosed to the other Party, with meaningful discoveries or advances being communicated as promptly as practicable after such information is obtained or its significance is appreciated. Upon written request, each Party will provide the other with copies of the raw data generated in the course of the Research Program, if reasonably necessary to the other Party’s work under the Research Program. Any information disclosed pursuant to this Section 2.11 may be used by the other Party solely for the purposes of the Research Program or as otherwise expressly permitted in this Agreement. For clarity, nothing in this Section 2.11 shall be deemed to require a Party to disclose to the other Party the actual sequence of any Target being pursued in the Research Program unless and until such Target is designated as a Scientifically-Qualified Target.

2.12 MATERIAL TRANSFER. In order to facilitate the Research Program, either Party may provide to the other Party certain Program Materials and Background Materials Controlled by the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program. All such Program Materials shall be considered the Confidential Information of both Parties and shall be subject to the restrictions in Article 10. All Background Materials shall be considered the Confidential Information of the supplying Party and shall be subject to the restrictions in Article 10. Except as otherwise provided under this Agreement, all such Program Materials and Background Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research Program and solely under the control of the other Party and its Affiliates, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party and shall not be used in research or testing involving human subjects. The Program Materials and Background Materials supplied under this Section 2.12 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. THE PROGRAM MATERIALS AND BACKGROUND MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.13 LIABILITY. Subject to Section 14.1, in connection with conduct of the Research Program, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

2.14 USE OF SUBCONTRACTORS OR AFFILIATES. Either Party may perform some of its obligations under the Research Program through one or more subcontractors or Affiliates; provided that (a) none of the rights of the other Party hereunder are diminished or otherwise adversely affected as a result of such subcontracting or use of Affiliates, (b) such Party obtains the written approval of the other Party prior to engaging any subcontractor, which approval shall not be unreasonably withheld or delayed and (c) the subcontractor or Affiliate undertakes in writing obligations of confidentiality and non-use regarding the other Party’s Confidential Information that are substantially the same as those undertaken by Amgen and Tularik pursuant to Article 10 hereof. In the event a Party performs one or more of its obligations under the Research Program through a subcontractor or Affiliate, then such Party shall at all times be responsible for the performance of such subcontractor or Affiliate. For the avoidance of doubt, it is understood that an Affiliate of a Party shall not be deemed to be a subcontractor of such Party as a result of the delegation of any duties to the Affiliate, and it is understood that the provisions of Section 2.14 do not apply to contracts for [**].

2.15 EXTENSION OF RESEARCH PROGRAM TERM. The Parties acknowledge that they may find it to be mutually beneficial to extend the Research Program Term. Consequently, the Parties hereby agree to negotiate in good faith, at least six (6) months prior to the expiration of the original Research Program Term (or any mutually agreed extension thereof), whether or not to extend the Research Program Term on terms and conditions that are mutually acceptable to the Parties. Should the Parties choose to extend their collaborative work during the Research Program Term (which shall not include any election by Amgen under Section 2.16), they may choose to limit the scope of such extension to ongoing collaboration with respect to particular Targets, Molecules or products, or otherwise, and shall agree on appropriate modifications to this Agreement to provide for such activities.

2.16 EXTENDED RESEARCH PERIOD.

2.16.1 At any time prior to [**], Amgen shall have the right to provide written notice to Tularik (such notice, the “Target Exclusivity Notice”), on a Program Target-by-Program Target basis, that it desires to obtain an exclusive license under Tularik’s rights to the Program Intellectual Property, the Tularik Background Technology and the Tularik Background Materials to (a) [**]. For a period of [**] from the date on which Tularik receives the Target Exclusivity Notice (the “Negotiation Period”), Tularik shall have the right to negotiate with a Third Party the terms under which such Third Party would obtain an exclusive license to perform the activities described in (a) and (b). Upon the expiration of the Negotiation Period, Tularik shall offer to Amgen the opportunity to obtain such license upon the terms offered by such Third Party (the “Offer”). Amgen shall have [**] from its receipt of such Offer to unqualifiedly accept or decline such Offer in writing (such period, the “Acceptance Period”). If Tularik has provided an Offer to Amgen, and if Amgen fails to respond prior to the expiration of the Acceptance Period, it shall be deemed to have declined such Offer, and Tularik shall have no further obligation to grant to Amgen such a license. If Tularik has not provided an Offer to Amgen (i.e., no Third Party has offered terms for such a license to such a Target within the Negotiation Period), then Amgen shall have the right to pay Tularik [**] to obtain a license as described in (a) and (b). If Amgen accepts such Offer prior to the expiration of the Acceptance Period, or Amgen notifies Tularik in writing within the Acceptance Period that Amgen is prepared to make the lump sum payment, as applicable, then, subject to Amgen’s prompt payment of and compliance with the terms of the Offer or prompt payment of such lump sum, as applicable, Tularik shall automatically be deemed to grant to Amgen the license set forth in Section 7.1.1 with respect to such Target during the Extended Research Period.

2.16.2 If at any time prior to the [**], Tularik desires to grant to a Third Party an exclusive license to a Program Target prior to the time Amgen provides a Target Exclusivity Notice, Amgen shall have a first right of refusal with respect to such Program Target upon the terms offered by any such Third Party (the “ROFR”). Tularik shall promptly notify Amgen if Tularik intends to grant such a license to a Third Party. Amgen shall have [**] from its receipt of such notice from Tularik to unqualifiedly accept or decline such terms in writing (the “ROFR Acceptance Period”). If Amgen fails to respond to the ROFR prior to the expiration of the ROFR Acceptance Period, it shall be deemed to have declined such ROFR, and Tularik shall have no further obligation to grant to Amgen such a license. If Amgen accepts such ROFR prior to the expiration of the ROFR Acceptance Period, then, subject to Amgen’s payment of and compliance with the terms of the ROFR, Tularik shall automatically be deemed to grant to Amgen the license set forth in Section 7.1.1 with respect to such Target during the Extended Research Period.

2.16.3 If Amgen exercises its rights under Section 2.16.1 or 2.16.2 to extend the license set forth in Section 7.1.1 with respect to one or more Program Targets, then either (i) [**].

2.17 EXPIRATION OF RESEARCH PROGRAM TERM. Upon expiration of the Research Program Term (including any extensions thereof in accordance with Section 2.15), the following Sections of this Article 2 shall survive in full force and effect: 2.7.7, 2.7.9, 2.10, 2.11, 2.12, 2.13, 2.16 and 2.17.

ARTICLE 3

DEVELOPMENT PROGRAM

3.1 PRE-CLINICAL COMPOUNDS.

3.1.1 The Joint Research Committee shall notify Amgen in writing when a Joint Research Project Team has recommended a Program Compound for Pre-Clinical Status. Such notification shall (1) identify the Program Compound with specificity, (2) identify the related Program Target and (3) identify the Back-Up Compounds for such Program Compound in accordance with Section 3.5.1. Such notification shall be accompanied by any pertinent data, information, results and materials relating to the foregoing available to the Joint Research Committee (the “Pre-Clinical Data Package”).

3.1.2 If Amgen reasonably determines that the Pre-Clinical Data Package is complete, it shall approve the Pre-Clinical Data Package and such Program Compound shall be deemed to have achieved Pre-Clinical Status. If Amgen reasonably determines that the Pre-Clinical Data

Package is not complete, i.e., it is insufficient to make a determination whether to Develop and Commercialize such Pre-Clinical Compound, it shall promptly, but in no event later than [**] following receipt of the Pre-Clinical Data Package, notify the Joint Research Committee and specifically identify any additional data, information, results or materials that should be provided.

3.1.3 Amgen shall, as soon as possible, but in all cases within [**] after Amgen has approved the Pre-Clinical Data Package as complete (the “Pre-Clinical Notification Period”), provide the Joint Research Committee with written notification of its interest in Developing such Pre-Clinical Compound. If Amgen fails to provide such written notification within the Pre-Clinical Notification Period, Amgen shall be deemed not to be interested in Developing such Pre-Clinical Compound.

3.1.4 Upon the expiration of the Pre-Clinical Notification Period with respect to a particular Pre-Clinical Compound, the Joint Research Committee shall designate such Pre-Clinical Compound as an Amgen Development Compound or Tularik Development Compound, as applicable, in accordance with this Section 3.1.4.

(a) Amgen Development Compound. If Amgen provided written notification to the Joint Research Committee of its interest in Developing a Pre-Clinical Compound within the Pre-Clinical Notification Period, then such Pre-Clinical Compound shall thereafter be Developed by Amgen as an Amgen Development Compound subject to the terms of this Agreement.

(b) Tularik Development Compound. If Amgen either (a) failed to provide to the Joint Research Committee written notification of its interest in Developing a Pre-Clinical Compound within the Pre-Clinical Notification Period or (b) notified the Joint Research Committee in writing that it is not interested in Developing a Pre-Clinical Compound, then in each case, and subject to the provisions of Section 3.4, such Pre-Clinical Compound may thereafter be Developed by Tularik as a Tularik Development Compound, subject to the terms of this Agreement.

3.2 DEVELOPMENT ACTIVITIES. Amgen shall have sole right and responsibility for all aspects of Developing Amgen Development Compounds and obtaining Regulatory Approval of such Amgen Development Compounds, including making all strategic and tactical decisions with respect thereto, undertaking all necessary Development and establishing the methods and means by which it performs such activities under this Agreement, and shall use commercially reasonable efforts in doing so. Furthermore, Amgen agrees to conduct such Development activities in compliance with all Laws that are applicable to the particular stage of Development of each Amgen Development Compound, including without limitation, GLP, GCP and GMP. Notwithstanding the above, [**].

3.3 DISCONTINUED DEVELOPMENT. In the event that Amgen undertakes the Development of at least one Amgen Development Compound or Amgen Development Product Active against a given Program Target and thereafter Amgen (a) notifies Tularik of its election not to continue to Develop any of such Amgen Development Compounds and Amgen Development Products Active against a given Program Target or to conduct Pre-Clinical Research Evaluation of its Back-Up Compounds for such Amgen Development Compounds or Amgen Development Products (a “Notice of Discontinuance”) or (b) fails to exercise commercially reasonable efforts in undertaking such Development and Pre-Clinical Research Evaluation and does not cure such failure within [**] after receipt of written notice from Tularik asserting such failure (such uncured failure, a “Development Failure”), then all Amgen Development Compounds and Amgen Development Products Active against such Program Target (including all Back-Up Compounds designated therefor) shall thereafter be deemed Tularik Development Compounds or Tularik Development Products, respectively (and not Amgen Development Compounds or Amgen Development Products). Tularik shall have the right, subject to the provisions of Section 3.4, to continue the Development of such TD Compounds or TD Products and Pre-Clinical Research Evaluation of the Back-Up Compounds therefor in accordance with Section 3.4; provided however, that [**].

3.4 TULARIK DEVELOPMENT OF TD PRODUCTS AND TULARIK TARGET PRODUCTS.

3.4.1 General. In undertaking the development of a Tularik Development Compound, TD Product or Tularik Target Product, Tularik shall do so at its own expense and, other than as provided in this Section 3.4, independent of Amgen; provided that Tularik shall provide Amgen with an annual report concerning the status of the Development of each Tularik Development Compound, TD Product or Tularik Target Product.

3.4.2 Reverted Targets, Molecules and Products. The Parties will cooperate to the extent practicable and at Tularik’s expense (subject to the provisions of this Section 3.4.2) to transition to Tularik a Pre-Clinical Compound, an Amgen Development Compound or an Amgen Development Product [**] that becomes a Tularik Development Compound, TD Product or Tularik Target Product, as the case may be, under Section 3.3, Section 3.1.4(b) or Article 11 or otherwise under this Agreement. In addition, if a Program Target ceases to be a Program Target and instead becomes a Tularik Target because such Target is as described in Section 1.80(e) or (f), then in each case (i) rights to all Amgen Development Compounds and AD Products, if any, with respect to such Target shall revert to Tularik and in the event no Amgen Development Compounds and AD Products exist that are Active against such Program Target at the time such Program Target becomes a Tularik Target, then Tularik shall have the right to select from existing Program Compounds, if any, a Program Compound as a Tularik Target Product [**], (ii) all products containing any of such Amgen Development Compounds (or Program Compound(s)) as an active ingredient shall be Tularik Target Products and (iii) all AD Products with respect to such Target shall be Tularik Target Products. Tularik shall have the right to synthesize Molecules biologically active against Tularik Targets after such Targets become Tularik Targets. Tularik shall have the right to create or synthesize additional back-up compounds for Tularik Development Compounds as back-up compounds therefor after Pre-Clinical Compounds become Tularik Development Compounds under Section 3.1.4(b), which back-up compounds shall themselves be Tularik Development Compounds. The Parties will cooperate to the extent practicable and at Tularik’s expense (subject to the provisions of this Section 3.4.2) to transition to Tularik all Amgen Development Compounds, AD Products and

Back-Up Compounds, if any, with respect to a Program Target that subsequently becomes a Tularik Target in order to enable Tularik to Develop and Commercialize such Molecules and AD Products as Tularik Target Products, but in no event [**]. Amgen shall not transfer and Tularik shall have no right to use any Amgen Background Technology or Amgen Background Materials in conjunction with any of such Targets, Molecules or products that revert to Tularik hereunder.

3.4.3 Ongoing Studies. At Tularik’s option and expense, Amgen shall complete all clinical studies of Amgen Development Compounds and AD Products that have reverted to Tularik under Section 3.3 or Section 3.4.2 that were initiated prior to Tularik’s receipt of a Notice of Discontinuance, the occurrence of a Development Failure or the date on which a Program Target became a Tularik Target, as the case may be; provided however, that [**].

3.4.4 Regulatory Requirements. The Parties will cooperate to ensure that Tularik, at its sole expense, has reasonable access and rights of reference to all Regulatory Approvals obtained by Amgen prior to the date on which Amgen Development Compounds and AD Products reverted to Tularik under Section 3.3 or Section 3.4.2 that are relevant to all such Molecules and products as shall be reasonably necessary to enable Tularik to continue the Development and Commercialization of such Molecules and products, as the case may be, as Tularik Development Compounds, TD Products or Tularik Target Products in a manner consistent with Article 4. Such access and rights of reference shall be provided by license under the applicable Regulatory Approvals, transfer of the applicable Regulatory Approvals, a letter granting a right of reference with respect to the applicable Regulatory Approvals or such other action as shall be mutually agreed by the Parties. Additionally, Amgen shall provide other assistance and documentation with respect to such Molecules and products as reasonably necessary to enable Tularik to comply with FDA and other regulatory requirements with respect thereto.

3.4.5 Information Transfer. [**] Amgen will transfer all material, data, information or results obtained in the course of its research and Development of Program Compounds, Amgen Development Compounds, AD Products and related Back-Up Compounds [**] such Molecules and products reverted to Tularik under Section 3.1.4, 3.3 or 3.4.2, only to the extent as shall be reasonably necessary for Tularik to continue the Development of and to Commercialize such Molecules and products as Tularik Development Compounds, TD Products or Tularik Target Products.

3.4.6 Manufacture Of Clinical Supply; Manufacturing Information. Notwithstanding anything to the contrary in this Agreement, if Amgen elects to continue manufacturing pursuant to Section 4.3(ii), then Amgen shall have no obligation, for any reason or under any circumstance, to provide Tularik or its Affiliates, licensees or sublicensees with any information concerning Amgen’s commercial manufacturing facility or any information (such as information contained in the Chemistry Manufacturing Control section of Amgen’s Regulatory Filings) pertaining to the manufacture of such Tularik Development Compound or TD Product.

3.5 BACK-UP COMPOUNDS.

3.5.1 When a Program Compound is nominated for Pre-Clinical Status, Amgen shall have the right to identify other Program Compounds that shall serve as back-up compounds reserved for development as AD Products if such Program Compound Development is discontinued (“Back-Up Compounds”). Back-Up Compounds shall be identified by Amgen in the course of the Research Program, Extended Research Program or the Development of such Program Compound from time to time, based on back-up selection criteria agreed upon by the Joint Research Committee pursuant to 2.4.1. Amgen may select [**] from the Program Compounds created or synthesized during the Research Program. For clarity, Amgen shall have the right to create or synthesize any number of back-up compounds that are not themselves Program Compounds for such Amgen Development Compounds, which shall themselves be Amgen Development Compounds.

3.5.2 Upon the designation of a Pre-Clinical Compound as an Amgen Development Compound or the reversion of an Amgen Development Compound to become a Tularik Development Compound under Section 3.3, the rights of Tularik or Amgen, respectively, to such Pre-Clinical Compound shall include rights to all Back-Up Compounds for such Molecule.

3.6 DEVELOPMENT OF TULARIK EXCLUSIVE COMPOUNDS AND TULARIK EXCLUSIVE PRODUCTS. Subject to Amgen’s TEC Right of First Negotiation under Section 2.7.7, Tularik shall have the exclusive right, at its own expense, to undertake the development of Tularik Exclusive Compounds and Tularik Exclusive Products.

3.7 USE OF SUBCONTRACTORS. Amgen shall have the right to perform some of its obligations regarding the Development of Amgen Development Compounds or Amgen Development Products, including without limitation any activities under Article 5, through one or more subcontractors. In the event Amgen performs one or more of its obligations regarding the Development of Amgen Development Compounds through the use of a subcontractor, Amgen shall at all times be responsible for the performance of such subcontractor. For the avoidance of doubt, it is understood that an Affiliate of Amgen shall not be deemed to be a subcontractor of Amgen.

ARTICLE 4

MANUFACTURE AND SUPPLY

4.1 CLINICAL SUPPLY. Amgen shall have sole right and responsibility for manufacturing or having manufactured quantities of Amgen Development Compounds and Amgen Development Product necessary for pre-clinical and clinical studies throughout the Territory.

4.2 COMMERCIAL SUPPLY. Amgen shall have sole right and responsibility for manufacturing or having manufactured the Amgen Development Compound (as the active ingredient), and Amgen Development Products for commercial sale throughout the Territory.

4.3 SUPPLY OF TD PRODUCTS. If Amgen is manufacturing clinical or commercial supplies of an Amgen Development Compound or AD Product at the time such Molecule or product becomes a Tularik Development Compound or Tularik Development Product under Section 3.3 or Section 3.4.2 or under Article 11, and Tularik requests Amgen to Supply such Molecule(s) to Tularik, then Amgen, at its sole discretion, may either (i) [**], or (ii) [**].

4.4 SUPPLY OF TD PRODUCTS AND TULARIK EXCLUSIVE PRODUCTS. Except as otherwise provided in Section 4.3, Tularik shall be solely responsible for the manufacture and supply of TD Products, Tularik Target Products and Tularik Exclusive Products for clinical and commercial purposes.

ARTICLE 5

REGULATORY MATTERS.

5.1 OWNERSHIP.

5.1.1 Amgen shall own all Regulatory Approvals for Amgen Development Compounds and Amgen Development Products throughout the Territory.

5.1.2 Tularik shall hold all Regulatory Approvals for TD Products, Tularik Target Products and Tularik Exclusive Products, throughout the Territory. For those products that became so designated by reason of Amgen having elected not to continue development thereof pursuant to Section 3.1 or 3.3, or pursuant to Section 11.3, Amgen shall cooperate to transfer all Regulatory Filings and correspondence relating thereto to Tularik, which shall thereafter own such Regulatory Approvals.

5.2 REGULATORY COORDINATION.

5.2.1 As further specified in Sections 5.3 and 5.4, Amgen shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions to regulatory authorities, including filings and submissions of supplements and amendments thereto, with respect to each Amgen Development Compound or Amgen Development Product unless otherwise determined by Amgen.

5.2.2 As further specified in Sections 5.3 and 5.4, Tularik shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions to regulatory authorities, including filings and submissions of supplements and amendments thereto, with respect to each TD Product, Tularik Target Product and Tularik Exclusive Product.

5.3 REGULATORY MEETINGS AND CORRESPONDENCE. Amgen shall be solely responsible for interfacing, corresponding and meeting with regulatory authorities with respect to all Amgen Development Compounds and Amgen Development Products. Tularik shall be solely responsible for interfacing, corresponding and meeting with regulatory authorities with respect to all TD Products, Tularik Target Products and Tularik Exclusive Products. For those products that became designated as TD Products by reason of Amgen having elected not to continue

Development of the underlying Antibody, compound or product pursuant to Section 3.1 or 3.3, or under Section 11.3, Amgen shall cooperate with Tularik in transitioning such responsibilities to Tularik.

5.4 REGULATORY FILINGS AND CORRESPONDENCE. The Parties shall consult and cooperate with each other to prepare all Regulatory Filings necessary or appropriate to obtain Regulatory Approval of Amgen Development Products, and to obtain such Regulatory Approval. Amgen shall have the primary responsibility for drafting all INDs, NDAs and other Regulatory Filings in connection with the foregoing. As between the Parties, the Amgen shall have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Amgen Development Products in the Territory (including without limitation regulatory exclusivity rights based upon an orphan drug designation of an Amgen Development Product) and to conduct and prosecute any proceedings or actions to enforce such regulatory exclusivity rights.

5.5 ASSISTANCE.

5.5.1 Tularik shall cooperate with Amgen to provide all other reasonable assistance and take all actions reasonably requested by Amgen that are necessary or desirable to enable Amgen to comply with its obligations under Section 3.2, including, but not limited to, making adverse drug experience reports (and serious adverse drug experience reports) to the FDA or other governmental or regulatory authorities.

5.5.2 Such assistance and actions shall include, without limitation, for Amgen Development Products, keeping the other Party informed of any action by, or notification or other information that it receives (directly or indirectly) from, the FDA or any other governmental or regulatory authority, which (a) raises any material concerns regarding the safety or efficacy of any Amgen Development Product, (b) indicates or suggests a potential material liability for either Party to Third Parties arising in connection with any Amgen Development Product or (c) is reasonably likely to lead to a recall or market withdrawal of any Amgen Development Product.

5.5.3 Each Party shall provide (i) notice of patents Controlled by it that are relevant to an Amgen Development Product, prior to the time the NDA is filed therefor, and (ii) immediate notice of the issuance of any patent Controlled by it that is relevant to an Amgen Development Product, giving the date of issue and patent number for each such patent. Amgen will decide within [**] of such patent issuance if the patent is to be listed pursuant to any NDA submission for such Amgen Development Product. Similarly, Amgen shall provide to Tularik immediate notice of any approved NDA and of patent term extensions in any country for an Amgen Development Product. The Parties will cooperate with each other in the preparation and filing of patent listings and patent term extensions. Each Party will provide prompt notice to the other of any inquiries as to any patent relevant to an Amgen Development Product made pursuant to 35 U.S.C. Section 271(g), and will cooperate with respect to responses thereto.

ARTICLE 6

COMMERCIALIZATION PROGRAM

6.1 COMMERCIALIZATION OF AMGEN DEVELOPMENT PRODUCTS.

6.1.1 Amgen will have the sole discretion and exclusive right to promote, sell and distribute Amgen Development Products outside the United States and, unless Tularik exercises its Niche Indication option under Section 6.2, within the United States. If Tularik exercises the option set forth in Section 6.2, the foregoing exclusive rights shall be subject to Tularik’s limited right to co-Detail Amgen Development Products with Amgen within the United States for the Niche Indications as provided in this Article 6.

6.1.2 Amgen will have the sole discretion and exclusive responsibility for making all strategic and tactical decisions with respect to all aspects of Commercializing Amgen Development Compounds and establishing the methods and means for the implementation of a global commercialization plan, provided that if Tularik exercises the option set forth in Section 6.2, Tularik shall contribute to sales efforts for Niche Indication Commercialization in a manner consistent with such plan. For clarity, notwithstanding Tularik’s contribution to such sales efforts, Amgen shall [**].

6.1.3 Amgen will use commercially reasonable efforts to obtain Regulatory Approvals for, and Commercialize, Amgen Development Products in the Territory.

6.2 NICHE INDICATION OPTION. On an Amgen Development Product-by-Amgen Development Product basis, if either (a) [**], or (b) [**], then Tularik shall have the option of having Amgen [**]. Within a reasonable amount of time after an NDA is filed, in the case of (a), [**], respectively, in the case of (b), for an AD Product for a Niche Indication(s), then [**] whether such Amgen Development Product should be promoted or made available (subject to applicable Laws) for a Niche Indication(s). [**] shall also determine the general nature of the Detailing activities that are appropriate for such product for such indication, in view of, among other things, applicable Laws. [**] whether to conduct Niche Indication Commercialization for a product pursuant to this Section 6.2. Tularik may, within [**], notify Amgen in writing that Tularik desires to participate in Detailing activities (as permitted by applicable Laws) for such Amgen Development Product in the United States for such Niche Indication(s). Tularik may not exercise this option if [**]. Also, Tularik may not exercise this option in the event [**]. A product will be deemed to [**].

6.3 NICHE INDICATION COMMERCIALIZATION FTES PROVIDED BY TULARIK.

6.3.1 If Tularik exercises its option to participate in Niche Indication Commercialization for a given Amgen Development Product as provided in Section 6.2, then Tularik shall have the right to provide FTEs (who are Tularik full-time employees) to support such efforts. Tularik shall provide a number of FTEs [**]. Subject to the foregoing, the exact number of such Tularik FTEs shall be [**]. Such Tularik FTEs shall provide Amgen

Development Product Details for such Niche Indication in the United States, and participate in all other required promotional efforts provided for such Tularik FTEs under the relevant Niche Indication Commercialization Plan for the United States.

6.3.2 Amgen shall include all Tularik FTEs providing Details in its training program for its sales force for Amgen Development Products for Niche Indications in the United States, at [**]. Additionally, Amgen shall [**]. The Tularik FTEs providing Details shall have an incentive compensation system that is aligned with the incentive compensation system of the Amgen sales representatives promoting Amgen Development Products.

6.3.3 The Tularik FTEs providing Details shall [**] perform their responsibilities under this Article 6 in accordance with the training materials and other written guidelines, policies and requirements provided by Amgen to such FTEs from time to time. Such Tularik FTEs shall maintain detailed records of their activities conducted in connection with Amgen Development Products, and report their activities with respect to such Amgen Development Products to a designated Amgen representative.

6.3.4 Amgen shall have the right to [**].

6.3.5 Subject to Section 6.5, the Tularik FTEs may Detail products offered by Tularik [**].

6.4 TULARIK PARTICIPATION IN AMGEN DEVELOPMENT PRODUCT ACTIVITIES.

6.4.1 Coordination of Efforts. [**]. Tularik’s right to [**].

6.4.2 Formation of Niche Indication Commercialization Committee. The Parties shall, at a time established by their mutual agreement after Tularik exercises its option under Section 6.2, form a committee (the “Niche Indication Commercialization Committee”) to coordinate the Parties’ efforts to Commercialize AD Products for the Niche Indication. The Niche Indication Commercialization Committee shall consist of an appropriate number of Tularik and Amgen representatives, with Amgen having the sole and final discretion with respect to all decisions, and shall include at least one representative from each Party who is a physician. Each of the members of the Niche Indication Commercialization Committee shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents. Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the Niche Indication Commercialization Committee. The Niche Indication Commercialization Committee shall not have the power to amend or waive compliance with this Agreement.

6.4.3 Role Of Niche Indication Commercialization Committee. To the extent permitted by applicable Law, the Niche Indication Commercialization Committee shall, among other things,

(a) identify any other potential Niche Indications for which Tularik may exercise its option under Section 6.2;

(b) define the initial customer group or target group to be covered;

(c) determine the specific Commercialization activities to be undertaken by the Parties relating to Niche Indication Commercialization;

(d) develop and discuss strategies for Niche Indication Commercialization;

(e) review on a quarterly basis the progress of Niche Indication Commercialization efforts; and

(f) develop a Niche Indication Commercialization Plan consistent with Amgen’s overall development plans for Amgen Development Products, as determined by Amgen.

6.5 EXPIRATION AND TERMINATION OF NICHE INDICATION COMMERCIALIZATION.

6.5.1 Expiration. Tularik’s rights to co-Detail Niche Indications shall expire [**].

6.5.2 Termination. Tularik’s option rights to co-Detail Niche Indications shall terminate [**].

6.6 COMPLIANCE WITH LAWS. Each Party agrees to comply with all applicable Laws with respect to the Commercialization of Amgen Development Products. Neither Party shall be required to undertake any activity relating to the Commercialization of Amgen Development Products that it believes, in good faith, may violate any Law.

6.7 TULARIK PRODUCT COMMERCIALIZATION. Tularik shall have the right to Commercialize on a worldwide basis Tularik Exclusive Products (as to which Amgen does not exercise its rights under Section 2.7.7), Tularik Target Products (as to which Amgen does not exercise its rights provided in Section 2.7.9) and TD Products; provided that Tularik shall provide Amgen with a quarterly report concerning the status of its Commercialization of any such TD Products, Tularik Target Products or Tularik Exclusive Products, and further provided that Amgen shall have a TEC Right of First Negotiation as set forth in Section 2.7.7 with respect to Tularik Exclusive Products.

6.8 USE OF SUBCONTRACTORS. Amgen shall have the right to perform one or more of its obligations regarding Commercialization through one or more subcontractors. In the event Amgen performs one or more of its obligations regarding Commercialization through the use of a subcontractor, then Amgen shall at all times be responsible for the performance of such subcontractor. For the avoidance of doubt, it is understood that an Affiliate of Amgen shall not be deemed to be a subcontractor of Amgen.

ARTICLE 7

LICENSES

7.1 TULARIK GRANTS.

7.1.1 Research Licenses; Activities Under Research Program. Subject to the terms and conditions of this Agreement and any applicable [**], Tularik hereby grants to Amgen a worldwide, co-exclusive, non-royalty-bearing license under Tularik’s rights to the Program Intellectual Property, the Tularik Background Technology and the Tularik Background Materials, to (a) identify and validate Targets for the identification, evaluation and optimization of Molecules Active against such Targets, (b) identify Molecules Active against such Targets through the use of such Targets and (c) undertake Pre-Clinical Research Evaluation of such Molecules, in each of (a) through (c), either during the Research Program Term in the conduct of the Research Program and as provided in the Annual Research Plan or, solely as to (b) and (c), on a Program Target-by-Program Target basis, in conducting research during the Extended Research Period for such Program Target as permitted under Section 2.16. Such license shall further include the right to grant sublicenses to Affiliates of Amgen and to Third Parties that are approved by the Joint Research Committee.

7.1.2 Development Licenses for Amgen Development Products. Subject to the terms and conditions of this Agreement and any applicable [**], and on an Amgen Development Compound-by-Amgen Development Compound basis, Tularik hereby grants to Amgen a worldwide, non-royalty-bearing license, under Tularik’s rights to the Program Intellectual Property, the Tularik Background Technology and the Tularik Background Materials, to Develop Amgen Development Products based upon such Amgen Development Compounds. Such license shall be exclusive in the Territory and shall further include the right to grant sublicenses to Affiliates of Amgen and to Third Parties.

7.1.3 Commercialization Licenses for Amgen Development Products. Subject to the terms and conditions of this Agreement and any applicable [**], and on an Amgen Development Product-by-Amgen Development Product basis, Tularik hereby grants to Amgen a worldwide license, under Tularik’s rights to the Program Intellectual Property, the Tularik Background Technology and the Tularik Background Materials, to Commercialize Amgen Development Products for any and all uses in the Territory. Such license shall be exclusive in the Territory and royalty-bearing. Such license shall further include the right to grant sublicenses to Affiliates of Amgen and to Third Parties in accordance with the terms set forth in Section 7.3.

7.1.4 Covenant Regarding Program Compounds. Tularik agrees it will not Develop or Commercialize Program Compounds Active against the same Program Target as is an Amgen Development Compound or AD Product for so long as Amgen is using commercially reasonable efforts to Develop and Commercialize Amgen Development Compounds and AD Products Active against such Program Targets.

7.2 AMGEN GRANTS.

7.2.1 Research Licenses.

(a) Activities Under Research Program. Subject to the terms and conditions of this Agreement and any applicable [**], Amgen hereby grants to Tularik a worldwide, co-exclusive, non-royalty-bearing license during the Research Program Term, under Amgen’s rights to the Program Intellectual Property, the Amgen Background Technology and the Amgen Background Materials, to (i) identify and validate Targets for the identification, evaluation and optimization of Molecules Active against such Targets, (ii) identify Molecules Active against such Targets through the use of such Targets and (iii) undertake Pre-Clinical Research Evaluation of such Molecules, in each of (i) through (iii), in the conduct of the Research Program. Such license shall further include the right to grant sublicenses to Affiliates of Tularik and to Third Parties that are approved by the Joint Research Committee.

(b) Tularik Targets and Tularik Exclusive Targets. Subject to the terms and conditions of this Agreement and any applicable [**], Amgen hereby grants to Tularik a worldwide, exclusive, non-royalty-bearing license, under Amgen’s rights to the Program Intellectual Property during the Research Program Term to (i) validate Tularik Targets for the identification, evaluation and optimization of Molecules, (ii) identify Molecules Active against such Targets through the use of such Tularik Targets and (iii) undertake Pre-Clinical Research Evaluation of such Molecules, and a worldwide, nonexclusive (subject to Section 2.8.2(f)), non-royalty-bearing license, under Amgen’s rights to the Program Intellectual Property to (i) validate Tularik Exclusive Targets for the identification, evaluation or optimization of Molecules, (ii) identify Molecules Active against such Targets through the use of such Targets and (iii) undertake Pre-Clinical Research Evaluation of such Molecules. Such licenses shall further include the right to grant sublicenses to Affiliates of Tularik and to Third Parties in accordance with the terms set forth in Section 7.3.

7.2.2 Development Licenses with respect to Tularik Target Products, TD Products and Tularik Exclusive Products. Subject to the terms and conditions of this Agreement and any applicable [**], and on a Molecule-by-Molecule basis, Amgen hereby grants to Tularik a worldwide, exclusive, non-royalty-bearing license, under Amgen’s rights to the Program Intellectual Property arising during the Research Program Term to (i) Develop Molecules identified through the use of Tularik Targets, and (ii) Develop Tularik Target Products or TD Products, and a worldwide, non-exclusive (subject to Section 2.8.2(f)), non-royalty-bearing license, under Amgen’s rights to the Program Intellectual Property, to (A) Develop Molecules identified through use of Tularik Exclusive Targets, and (B) Develop Tularik Exclusive Products. Such licenses shall further include the right to grant sublicenses to Affiliates of Tularik and to Third Parties in accordance with the terms set forth in Section 7.3.

7.2.3 Commercialization Licenses.

(a) AD Products. Subject to the terms and conditions of this Agreement and any applicable [**], and on an Amgen Development Product-by-Amgen Development Product

basis, Amgen hereby consents to Tularik’s use of the Program Intellectual Property and any Amgen Background Intellectual Property that Amgen requires Tularik to use in performing activities under Article 6 to co-Detail Amgen Development Products for Niche Indications in the United States, solely to the extent that Tularik has exercised its option under Section 6.2 with respect to such Amgen Development Product.

(b) Tularik Target Products, TD Products, and Tularik Exclusive Products. Subject to the terms and conditions of this Agreement and any applicable [**], and on a product-by-product basis, Amgen hereby grants to Tularik a worldwide, exclusive, royalty-bearing license, under Amgen’s rights to the Program Intellectual Property arising during the Research Program Term to Commercialize Tularik Target Products and TD Products for any and all uses in the Territory, and a worldwide, non-exclusive, non-royalty-bearing license, under Amgen’s rights to the Program Intellectual Property to Commercialize Tularik Exclusive Products. Such licenses shall include the right to grant sublicenses to Affiliates of Tularik and to Third Parties in accordance with the terms set forth in Section 7.3. Amgen shall also assign to Tularik all of its rights, title and interest in any trademark or service mark adopted by Amgen in connection with any TD Product.

7.3 SUBLICENSE RIGHTS. Wherever in this Agreement either Party is granted the right to grant sublicenses subject to this Section 7.3, such Party may exercise such right without obtaining the prior approval of the other Party (subject to Amgen’s rights in Sections 2.7.7 and 2.7.9), provided that if such sublicensee is a Third Party, the sublicensing Party shall promptly notify the other Party of the identity of such Third Party sublicensee; and provided, further, that such sublicense occurs pursuant to a written agreement that subjects such sublicensee to all relevant restrictions and limitations in this Agreement. Each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with, and each Party guarantees the compliance by each of its sublicensees with, all such applicable restrictions and limitations in accordance with the terms and conditions of this Agreement.

7.4 RETAINED RIGHTS.

7.4.1 Amgen Retained Rights. With respect to this Agreement, any rights of Amgen not expressly granted to Tularik under the provisions of this Agreement shall be retained by Amgen. For clarity, subject to the licenses granted in Section 7.2 [**] and the other restrictions and provisions expressly provided in this Agreement, Amgen shall have the right to use all jointly owned Program Technology and all jointly owned Program Materials both inside and outside of the Cancer Field and outside of the Research Program.

7.4.2 Tularik Retained Rights. With respect to this Agreement, any rights of Tularik not expressly granted to Amgen under the provisions of this Agreement shall be retained by Tularik. For clarity, subject to the licenses granted in Section 7.1, and subject to the other restrictions and provisions expressly provided in this Agreement, Tularik shall have the right to use all jointly owned Program Technology and all jointly owned Program Materials both inside and outside of the Cancer Field and outside of the Research Program.

7.5 SECTION 365(N) OF THE BANKRUPTCY CODE. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

7.6 NO IMPLIED LICENSES OR RIGHTS. Except as expressly provided in this Agreement, neither Party shall have any license or other interest in any intellectual property rights Controlled by the other Party.

ARTICLE 8

FINANCIAL PROVISIONS

8.1 EQUITY INVESTMENT. On the Execution Date, Amgen and Tularik shall enter into a Stock Purchase Agreement pursuant to which, subject to the terms and conditions contained therein, Amgen shall purchase common stock of Tularik at certain designated periods of time, as follows: Amgen shall purchase common stock of Tularik for an aggregate purchase price of Thirty-Five Million United States Dollars ($35,000,000) on the Effective Date, and following the first, second and third anniversary of the Effective Date, Amgen shall purchase common stock of Tularik for an aggregate purchase price of Ten Million United States Dollars ($10,000,000), Fifteen Million United States Dollars ($15,000,000) and Fifteen Million United States Dollars ($15,000,000), respectively, at such per share prices as provided for in the Stock Purchase Agreement.

8.2 RESEARCH FUNDING.

8.2.1 Amgen shall provide funding to support Tularik research in the Research Program during the Research Program Term in accordance with the Annual Research Plan. Subject to the adjustment provided in Section 8.2.2, during each year of the Research Program Term, Amgen shall support an average of forty (40) FTEs at Tularik at an annual rate per FTE equal to Two Hundred Fifty Thousand United States Dollars ($250,000), for an aggregate cost of Ten Million United States Dollars ($10,000,000) per year to support Tularik’s efforts under the Annual Research Plan. The first payment of Ten Million United States Dollars ($10,000,000) shall support such Tularik FTEs during the first year of the Research Program Term and shall be made within [**] of the Effective Date. Thereafter, payments of Ten Million United States Dollars ($10,000,000) shall be made annually during the Research Program Term, in advance, commencing on the one year anniversary of the Effective Date. The Parties may, by written agreement, increase the average number of FTEs supported by Amgen at Tularik.

8.2.2 The FTE rate of [**] shall be adjusted annually commencing on the second anniversary of the Effective Date such that [**].

8.3 MILESTONE PAYMENTS.

8.3.1 Program Compounds. Amgen shall pay Tularik the following amounts within [**] after the occurrence of the corresponding milestone events. Each payment under this Section 8.3.1 shall be made only once per Target, for the first Program Compound directed against each particular Program Target (or the first Back-Up Compound directed against such Program Target) for which such milestone is achieved, except as provided below.

Milestone	Payment

[**]

[**]
Commencement of first Phase I Study	[**]
Start of first Phase IIB Study	[**]
Commencement of first Phase IIIA Study	[**]
First NDA filing	[**]
First Commercial Sale in Europe	[**]
First Commercial Sale in the United States	[**]
First Commercial Sale in Japan	[**]

[**]

8.3.2 Notices; Further Clarification. Amgen shall promptly notify Tularik of the occurrence of each milestone for each Lead Compound, Pre-Clinical Compound, Amgen Development Compound or Amgen Development Product. Such milestone payments shall be non-refundable and shall not be credited against royalties payable to Tularik under this Agreement. Each milestone shall be payable only once per Target, no matter how many times achieved for one or more Amgen Development Compounds Active against such Target, except as otherwise provided in Section 8.3.1. If any milestone set forth above is achieved prior to or in the absence of the achievement of any preceding milestone for Molecules Active against a Target then, effective upon achievement of any such milestone, all previously unpaid payments for any such preceding milestone shall also become due and payable except as otherwise provided in Section 8.3.1. No milestone payment shall be paid with respect to any particular Amgen Development Compound or Amgen Development Product if it is merely a different formulation or dosage form of another Amgen Development Product that incorporates the same Amgen Development Compound and for which such milestone has previously been paid. If an Amgen Development Compound or Amgen Development Product is developed for additional indications, and a given milestone payment has previously been made for such Amgen Development Compound or Amgen Development Product, no additional milestones shall be paid with respect to the achievement of such milestone for such additional indications.

8.4 SUCCESS FEES FOR SMALL MOLECULES. Amgen shall pay Tularik success fees for achievements attained during the Research Program Term, as follows:

8.4.1 If more than [**].

8.4.2 If more than [**].

8.4.3 If more than [**].

8.4.4 It is understood that the success fees due under this Section 8.4 will only be paid for Pre-Clinical Compounds, and not for Back-Up Compounds selected for such Pre-Clinical Compounds unless such Back-Up Compound is substituted by Amgen for the relevant Pre-Clinical Compound.

8.5 ROYALTIES.

8.5.1 Amgen Development Products.

(a) Amgen shall pay to Tularik royalties on annual aggregate Net Sales of each Amgen Development Product in the Territory at a rate equal to [**] of such Net Sales.

(b) Royalties shall be payable, on a country-by-country basis, on Net Sales of Amgen Development Products for the longer of (i) the term of any Patents Rights Controlled by Amgen or Tularik with a Valid Claim Covering the composition of matter or therapeutic use of the Amgen Development Product in such country or (ii) [**] years after the First Commercial Sale of such Amgen Development Product in such country. The royalties set forth above shall be subject to the following reduction: From and after the expiration, invalidation, surrender or cancellation of the last patent Controlled by Amgen or Tularik containing a Valid Claim Covering the composition of matter or therapeutic use of an Amgen Development Product in a particular country, the royalty rate for sales of such Amgen Development Product in such country for any remaining term in accordance with this Section 8.5.1 shall be reduced by [**].

(c) If any royalties or other payments are due to Third Parties, whether directly by Amgen or indirectly, with respect to the identification, development, manufacture, use or sale of Amgen Development Products (whether by reason of such technology being [**] or otherwise) (such payments, “Amgen Third Party Payments”), then Amgen shall be responsible for payment of all such payments. For avoidance of doubt, Amgen Third Party Payments shall include all amounts due under [**].

(d) Subject to Section 2.5, Amgen shall have sole discretion, authority and right with respect to determining whether to enter into an agreement for license or other rights and to incur an obligation for any Third Party intellectual property required to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, an Amgen Development Product for any use in a country in the Territory.

8.5.2 Tularik Development Products. Tularik shall pay royalties to Amgen on annual aggregate Net Sales of each TD Product in the Territory at a rate equal to [**] of such Net Sales. Such royalties shall be payable, on a country-by-country basis, for the longer of (a) the term of any patents Controlled by Amgen or Tularik with a Valid Claim Covering the composition of matter or therapeutic use of such TD Product in such country, or (b) [**] after the First Commercial Sale of such TD Product in such country. The royalties set forth above shall be subject to the following reduction: from and after the expiration, invalidation, surrender or cancellation of the last patent Controlled by Amgen or Tularik with a Valid Claim Covering the composition of matter or therapeutic use of a TD Product in a particular country, the royalty rate for sales of such TD Product in such country for any remaining term in accordance with this Section 8.5.2 shall be reduced by [**]. If any royalties or other payments are due to Third Parties, whether directly by Tularik or indirectly, with respect to the identification, development, manufacture, use or sale of Tularik Development Products (whether by reason of such technology being [**] or otherwise) (such payments, “Tularik Third Party Payments”), then Tularik shall be responsible for payment of all such payments. For avoidance of doubt, Tularik Third Party Payments shall include all amounts due under [**].

8.5.3 Cumulative Royalties. The obligation to pay royalties on the Net Sales of a Royalty-Bearing Product shall be imposed only once with respect to the same unit of said Royalty-Bearing Product regardless of the number of Valid Claims Covering such Royalty-Bearing Product.

8.5.4 Royalty Reduction. If, and for so long as Amgen is required to pay, directly or indirectly, Amgen Third Party Payments under Section 8.5.1, then Amgen shall be entitled to reduce royalties due to Tularik under Section 8.5.1, on the Net Sales of such Amgen Development Product by the following:

(a) [**] of all Amgen Third Party Payments due and payable under [**]; and

(b) in addition to any amounts creditable under Section 8.5.4(a) above, [**] of all other Amgen Third Party Payments due with respect to AD Products; provided however, that the royalties due to Tularik shall not be reduced by more than [**] of Net Sales by reason of such offsets.

8.5.5 Amgen Paid-Up License. Upon the expiration of Amgen’s obligation under Section 8.5 to pay royalties on Net Sales of an Amgen Development Product in a country, Amgen shall have a fully paid-up, non-exclusive license, with the right to sublicense, to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in such Amgen Development Product for any use in that country.

8.5.6 Tularik Paid-Up License. Upon the expiration of Tularik’s obligation under Section 8.5 to pay royalties on Net Sales of a Tularik Development Product in a country, Tularik shall have a fully paid-up, non-exclusive license, with the right to sublicense, to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in such Tularik Development Product for any use in that country.

8.6 ROYALTY REPORTS; PAYMENTS. Within [**] after the end of each calendar quarter in which a Party is the Royalty-Paying Party with respect to Net Sales subject to any of the provisions of Section 8.5, such Party shall submit to the other Party a report, on the basis of each product and country, providing in reasonable detail an accounting of all Net Sales made during such calendar quarter and the calculation of the applicable royalty under Section 8.5. Concurrently with such report, the Royalty-Paying Party submitting the report shall pay to the other Party all royalties payable by it under Section 8.5, as indicated in the report.

8.7 AUDITS. Each Party shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 8.4 and 8.5. Each Party will have the right, [**], to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party in the location(s) where such records are maintained by the other Party upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 8.4 and 8.5, as applicable, in each case within the prior [**] period. The report of such accountant shall be limited to a certificate verifying (or not verifying, as the case may be) any report made or payment submitted by the audited party during such period. The non-auditing Party shall receive a copy of each such report concurrently with receipt by the auditing Party. If the review of such records reveals that the other Party has failed to accurately report information pursuant to Section 8.6, then the other Party shall promptly pay to the auditing Party any resulting amounts due under Section 8.4 or Section 8.5, as applicable, together with interest calculated in the manner provided in Section 8.10. If any such audit reveals an underpayment by a Party in any calendar year in an amount greater than [**] of the amounts actually due for a calendar year under Section 8.4 or 8.5, as applicable, then the underpaying Party [**].

8.8 TAX MATTERS. Any income or other taxes that a paying Party is required by law to pay or withhold on behalf of a receiving Party with respect to royalties or other payments payable to a receiving Party under this Agreement shall be deducted from the amount of such royalties or other payments due, and paid or withheld, as appropriate, by the paying Party on behalf of the receiving Party. Any such tax required by law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party. The paying Party shall furnish the receiving Party with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

8.9 CURRENCY EXCHANGE. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to the receiving Party hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the U.S. dollar equivalent, calculated using the arithmetic average of the spot rates on the last business day of each month of the calendar quarter in which the Net Sales were made or the expense was incurred. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by the Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in U.S. dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, the paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the receiving Party’s account in a bank or depository in such country.

8.10 LATE PAYMENTS. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the prime rate of interest [**], as reported by THE WALL STREET JOURNAL, or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due.

ARTICLE 9

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED

MATTERS

9.1 OWNERSHIP.

9.1.1 Inventions. Inventorship of patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the applicable U.S. patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve such inventorship dispute, the Joint Steering Committee shall establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney jointly selected by the Parties to resolve such dispute.

9.1.2 Ownership.

(a) Ownership of Program Compound Inventions. All inventions or discoveries made, and materials and information created, by employees, Affiliates, agents, independent contractors or consultants of each Party, in the course of conducting activities, either pursuant to the Research Program or during any Extended Research Period for a Program Target pursuant to Section 2.16, that encompass the composition or use of any Program Compound (“Program Compound Inventions”), [**], together with all intellectual property rights therein, shall be [**]. The Party that synthesized or generated a quantity of Program Compound shall own the physical embodiment of such quantities of such Program Compound. Patent Rights Covering Program Compound Inventions shall be prosecuted and maintained in accordance with Section 9.2 hereof. The Joint Research Committee shall establish a common numbering system for identification of any Program Compound to allow the Parties to coordinate their activities with respect thereto.

(b) Ownership of Inventions other than Program Compound Inventions. All inventions or discoveries made, and materials and information created, jointly by employees, Affiliates, agents, independent contractors or consultants of each Party, in the course of conducting activities, either pursuant to the Research Program or during any Extended Research Period for a Program Target pursuant to Section 2.16, that are not Program Compound Inventions (“Joint Program Inventions”), together with all intellectual property rights therein, shall be jointly owned as between the Parties. All inventions or discoveries made, and materials and information created solely by employees, Affiliates, agents, independent contractors or consultants of one Party in the course of conducting activities, either pursuant to the Research Program or during any Extended Research Period for a Program Target pursuant to Section 2.16, that are not Program Compound Inventions (“Sole Program Inventions”), together with all intellectual property rights therein, shall be owned, [**]. All Joint Program Inventions, Sole Program Inventions and Program Compound Inventions shall be collectively the “Program Inventions.” Each Party shall disclose to the other Party promptly any inventions made by such Party’s Affiliates, employees, agents or consultants in the course of performing such Party’s obligations under the Research Program or any Extended Research Period, as to the relevant Program Target.

9.2 PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

9.2.1 The responsibility for (a) preparing, filing and prosecuting patent applications (including, but not limited to, provisional, reissue, continuing, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof); (b) maintaining any Patent Rights; and (c) managing any interference or opposition or similar proceedings relating to the foregoing ((a) through (c), “Patent Prosecution”) Covering a Program Invention or any Tularik Background Technology that relates to [**], provided, however, that with respect to any such invention that is jointly owned by the Parties, such responsibility shall be assigned by the Joint Research Committee on a case-by-case basis. In determining which Party shall be responsible for Patent Prosecution of a jointly owned patent application, the Joint Research Committee shall consider, among other factors, the relative contribution of each Party to the claimed subject matter and the relatedness of the claimed subject matter to that in other patent applications being prosecuted by each Party.

9.2.2 All Patent Prosecution expenses, including attorneys’ fees, incurred by a Party in the performance of Patent Prosecution for solely owned Program Inventions shall be borne by [**]. All Patent Prosecution expenses, including attorneys’ fees, incurred by a Party in the performance of Patent Prosecution for jointly owned Program Inventions shall be paid by [**].

9.2.3 If the prosecuting Party elects not to continue pursuing Patent Prosecution for Program Inventions (and the other Party has a license under such Patent Rights pursuant to this Agreement), then the prosecuting Party shall notify the other Party in writing of such election at least thirty (30) days prior to the last available date for action to preserve such Patent Rights. If such other Party elects to continue Patent Prosecution, such other Party [**].

9.3 COOPERATION.

9.3.1 Each Party hereby agrees:

(a) to use commercially reasonable efforts to work together with the other Party to file, prosecute and maintain Program Patent Rights on Program Inventions under this Article 9 that include claims of appropriate scope to provide optimal patent protection for all products that a Party has the right to Develop or Commercialize under this Agreement;

(b) to provide the other Party with copies of all material correspondence with the U.S. Patent and Trademark Office or its foreign counterparts pertaining to Patent Prosecution for Program Patent Rights for Program Inventions as to which such Party has a license under this Agreement reasonably in advance of any relevant filing deadline or intended filing date for such other Party to review and comment thereon, to incorporate, absent a substantial reason to the contrary, the non-filing Party’s comments on such filing before submitting such filing to the relevant patent authority, and to provide the other Party a copy of all material notices received from a patent authority with respect thereto;

(c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Program Patent Rights for Program Inventions; and

(d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s patent applications related to Targets and subject matter related thereto.

9.3.2 Disclaimer. Each Party specifically disclaims any representation or warranty, express or implied, that it will successfully obtain any Program Patent Right, or that any invention made by Affiliates, employees, agents, consultants and independent contractors of such Party will be patentable.

9.3.3 Perfection of Interest. Each Party shall cooperate with the other and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other’s ownership interest in accordance with the intent of this Agreement including, without limitation, the execution of necessary and appropriate instruments of assignment to achieve such joint ownership as set forth in Section 9.1.2 and the provision, on a reasonable basis, of its employees, agents, consultants and independent contractors to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Patent Prosecution for Program Inventions as provided herein.

9.4 EXPLOITATION OF JOINT INVENTIONS. Subject to any provision of this Agreement to the contrary, each of the Parties shall be free to exploit any invention conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement and that is jointly owned by the Parties without a duty of accounting or payment of any additional compensation to the other Party; provided, however, that either Party [**].

9.5 THIRD PARTY INFRINGEMENT.

9.5.1 Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement of Program Patent Rights by a Third Party.

9.5.2 Amgen Development Products. Amgen shall have the sole right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights of either Party by the manufacture, use, importation, offer for sale or sale of a product competitive with an Amgen Development Product (whether a clinical or commercial product). All costs, including attorneys’ fees, relating to such legal proceedings shall be borne [**]. All recoveries resulting from such legal proceedings that are in excess of the Parties’ costs of bringing or participating in such action, including attorney’s fees, shall be [**].

9.5.3 Other Products. Tularik shall have the sole right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing Program Patent Rights of either Party by the manufacture, use, importation, offer for sale or sale of a product competitive with a Tularik Target Product, a TD Product, or a Tularik Exclusive Product (whether a clinical or commercial product); provided that [**]. All costs, including attorneys’ fees relating to such legal proceedings shall be borne by [**]. All recoveries resulting from such legal proceeding in excess of the Parties’ costs of bringing or participating in such action, including attorneys’ fees, shall be [**].

9.5.4 Cooperation In Patent Infringement Proceedings. In the event that either Amgen or Tularik takes action pursuant to this Section 9.5, the other Party shall cooperate to the extent reasonably necessary [**]. Upon the reasonable request of the Party bringing such action, such other Party shall join the suit and shall be represented in any such legal proceedings using counsel of its own choice, at [**]. Neither Party shall settle any claim or proceeding relating to Program Patent Rights Controlled in whole or in part by the other Party or licensed under this Agreement to the other Party without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

9.5.5 Other Actions to Enforce Jointly Owned Program Patent Rights. The Parties shall consult with each other regarding the institution, prosecution and control of any action or proceeding with respect to infringement of any of the jointly owned Program Patents Rights other than any such infringement relating to AD Products, Tularik Target Products, Tularik Exclusive Products or Tularik Development Products.

9.6 OTHER INTELLECTUAL PROPERTY INFRINGEMENT.

9.6.1 Notice.

(a) Each Party shall notify the other in writing of any allegations it receives from a Third Party that the manufacture, use, sale, offer for sale or import of Program Technology, Program Materials or any Royalty-Bearing Product infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly following receipt of such allegations.

(b) In the event that a Party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party patent or other intellectual property right as a result of the manufacture, use, sale, offer for sale or import of Program Technology, Program Materials or a Royalty-Bearing Product, such Party shall immediately notify the other Party in writing after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.

(c) Each Party shall provide to the other Party copies of any allegations of alleged patent invalidity or non-infringement of a patent or patents with respect to Program Technology, Program Materials or Royalty-Bearing Product pursuant to a Paragraph IV Patent Certification by a Party filing an Abbreviated New Drug Application (i.e., an action under the Hatch-Waxman Act). Such copies shall be provided promptly after receipt of such certification.

(d) Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement of Program Patent Rights or any alleged misappropriation of intellectual property with respect to Program Technology, Program Materials or Royalty-Bearing Product. Such copies shall be provided promptly following receipt thereof.

9.7 DEFENSE AND SETTLEMENT OF THIRD-PARTY CLAIMS. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, import, use, sale or offer for sale of any Royalty Bearing Product, [**].

9.8 TRADEMARKS.

9.8.1 Amgen shall, at its sole expense, select, register, own and enforce all trademarks for AD Products.

9.8.2 Amgen consents to Tularik’s use of the AD Product trademarks and any other trademarks that Amgen requires Tularik to use in performing Niche Indication Commercialization activities under Article 6, solely for the purposes of performing its obligations and exercising its rights under Article 6 relating to Niche Indication Commercialization. Tularik shall, at its sole expense, select, register and own and enforce all trademarks for Tularik Target Products, Tularik Development Products and Tularik Exclusive Product.

9.8.3 Each Party agrees not to contest the validity of, by act or omission jeopardize or take any action inconsistent with, the other Party’s rights or goodwill in any of its trademarks associated with a Royalty-Bearing Product in any country, including, without limitation, attempted registration of any such trademarks or use or attempted registration of any confusingly similar names, trademarks or logos.

ARTICLE 10

CONFIDENTIALITY

10.1 CONFIDENTIAL INFORMATION. All Confidential Information that is jointly owned or disclosed by a Party to the other Party during the term of this Agreement shall not be used by the other Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the other Party and shall not otherwise be disclosed by the other Party to any Third Party, without the prior written consent of the jointly-owning or disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

10.1.1 was known by the other Party or its Affiliates prior to its date of disclosure to the other Party; or

10.1.2 either before or after the date of the disclosure to the other Party is lawfully disclosed to the other Party or its Affiliates by sources other than the jointly-owning or disclosing Party rightfully in possession of the Confidential Information; or

10.1.3 either before or after the date of the disclosure to the other Party or its Affiliates becomes published or generally known to the public through no fault or omission on the part of the other Party, its Affiliates or its sublicensees; or

10.1.4 is independently developed by or for the other Party or its Affiliates without reference to or reliance upon the Confidential Information.

Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within these exclusions.

10.2 PERMITTED DISCLOSURE.

10.2.1 The provisions of Section 10.1 shall not preclude the other Party or its Affiliates from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the other Party or its Affiliates to comply with applicable laws or court orders, to defend or prosecute litigation or to comply with governmental regulations, provided that the other Party provides prior written notice of such disclosure to the jointly-owning or disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

10.2.2 Subject to Section 14.9, the Parties agree that the material financial terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms to bona fide potential or actual sublicensees, if necessary. Each Party shall have the further right to disclose the material financial terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner. In connection with any permitted disclosure of Confidential Information pursuant to this Section 10.2.2, each Party agrees to use all reasonable efforts to inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential.

10.3 EMPLOYEE AND ADVISOR OBLIGATIONS. Tularik and Amgen each agree that they shall provide Confidential Information that is jointly owned or received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know and have an obligation to treat such information and materials as confidential.

10.4 TERM. All obligations of confidentiality imposed under this Article 10 shall expire [**] following termination or expiration of this Agreement.

10.5 PUBLICATIONS. Neither [**], employees, contractors or investigators shall publish or present any information, including without limitation the results of the Research Program or clinical studies, with respect to any [**] Target, [**] Target, Amgen Development Compound or Amgen Development Product without [**] prior written consent (which may be withheld in its sole and final discretion). [**]. Subject to the foregoing, each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of the Research Program. Each Party shall designate a person who shall be responsible for approving such publications. Such designated person shall respond in writing promptly and in no event later than [**] after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed [**] to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 10.5 to the extent that Amgen or Tularik (as the case may be) has the right to do so.

ARTICLE 11

TERM AND TERMINATION

11.1 TERM. This Agreement becomes effective as of the Effective Date and shall expire upon the later of (a) expiration of both Parties’ obligations to pay royalties under this Agreement or (b) the date upon which the last to expire Program Patent Right Covering a Tularik Target Product, a

Tularik Exclusive Product or a TEC, or any Molecule that is Active against a Tularik Target expires, unless earlier terminated as set forth in this Article 11. Termination of the Research Program Term shall not affect the term of this Agreement except as permitted under Section 11.3.

11.2 HSR DENIAL. The Agreement shall not become effective in the event that either (a) the FTC and/or the DOJ shall seek a preliminary injunction under the HSR Act against Tularik and Amgen to enjoin the transactions contemplated by this Agreement (including the Stock Purchase Agreement) or (b) the HSR Clearance Date shall not have occurred on or prior to December 31, 2003. Notwithstanding the foregoing, this Section 11.2 shall not apply in the event the Parties mutually agree that an HSR Filing is not required.

11.3 TERMINATION FOR MATERIAL BREACH.

11.3.1 If either Party believes that the other is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches other than a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have [**] to either cure such breach or, if cure cannot be reasonably effected within such [**] period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use diligent efforts to carry out the plan and cure the breach. For any breach arising from a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have [**] to cure such breach.

11.3.2 If the Party receiving notice of breach fails to cure such breach within the [**] period or [**] period (as applicable), the Party originally delivering the notice may terminate this Agreement upon [**] advance written notice, provided, that if the breach applies only to a given Target, Molecule or product, then Section 11.3.3 shall apply. Notwithstanding the foregoing, a Party may terminate this Agreement in its entirety for material breach by the other Party as provided if such other Party’s rights with respect to a Target, Molecule or product have been terminated [**] or more times pursuant to Section 11.3.3.

11.3.3 If a termination under Section 11.3.2 occurs as to a Target, Molecule or product, then:

(a) If such termination is after the expiration of the Research Program Term and by Tularik for Amgen’s material breach of its responsibilities under this Agreement with respect to a particular Program Target, Amgen Development Compound or Amgen Development Product, then the licenses granted to Amgen pursuant to Article 7 with respect to such Amgen Development Compound or Amgen Development Product (including all Back-Up Compounds designated therefor (if any are so designated at such time)), shall terminate, and, as applicable, such Program Target shall become a Tularik Target, such Amgen Development Compound shall become a Tularik Development Compound and such Amgen Development Product (including all Back-Up Compounds designated therefor) shall become a Tularik Development Product under this Agreement.

(b) If such termination is by Amgen for Tularik’s material breach of its responsibilities under this Agreement with respect to a Tularik Development Product or TDC, then the licenses granted to Tularik pursuant to Article 7 with respect to such Tularik Development Product or TDC (including all Back-Up Compounds designated therefor (if any are so designated at such time)), shall terminate, and if Amgen then so requests, such Tularik Development Product or TDC shall thereafter be deemed an Amgen Development Product or Amgen Development Compound, as applicable, under this Agreement.

11.4 EFFECT OF TERMINATION; ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

11.4.1 In the event of termination of this Agreement for any reason other than material breach pursuant to Section 11.3 or by mutual agreement, the following provisions of this Agreement shall survive: Articles 1, 10, 12 and 14, and Sections 2.10, 2.13, 4.3 (only with respect to those Tularik Development Compounds or Tularik Development Products for which Amgen is supplying as of the effective date of termination), 8.6, 8.7, 8.8, 8.9, 8.10, 9.1, 9.2, 9.3, 9.4 and 11.4. In addition, in the event of termination of this Agreement in its entirety for material breach by a Party, [**]. In such event, the Party whose licenses survive shall have the rights under Sections 9.5 through 9.8 necessary to exercise such licenses and bring enforcement actions against infringement by the manufacture, use or sale of products competitive with products as to which such Party retains a license.

11.4.2 Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including, without limitation, any other remedies available to such Party in law or equity. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

ARTICLE 12

DISPUTE RESOLUTION

12.1 JOINT STEERING COMMITTEE.

12.1.1 As soon as practicable after the Execution Date, Amgen and Tularik shall establish a Joint Steering Committee comprised of two (2) senior executives of Amgen and two (2) senior executives of Tularik.

12.1.2 The Joint Steering Committee shall meet at least four times annually to (a) review the efforts of the Parties in the conduct of the Research Program and Development and Commercialization activities, and (b) attempt to resolve certain disputes relating to this

Agreement that may arise between the Parties and that may be referred to the Joint Steering Committee pursuant to Section 9.1.1.

12.1.3 The location of such meetings of the Joint Steering Committee shall be as agreed by the Parties. The Joint Steering Committee may also meet by means of telephone conference or similar communications mode by means of which all persons participating in the meeting can hear each other. Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the Joint Steering Committee.

12.1.4 Each Party may change any one or more of its representatives to the Joint Steering Committee at any time upon written notice to the other Party.

12.1.5 Each Party shall use commercially reasonable efforts to cause its representatives to attend the meetings of the Joint Steering Committee. If a representative of a Party is unable to attend a meeting, such Party may designate an alternative to attend such meeting in place of the absent representative, and such alternate shall have full voting power at such meeting.

12.1.6 In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the Joint Steering Committee.

12.1.7 Decisions of the Joint Steering Committee on matters within its jurisdiction as specified in Section 2.2.3 shall be made by unanimous consent of Amgen and Tularik, with each Party having one vote, provided that if the Parties cannot reach a consensus [**]. For clarity, the Joint Steering Committee’s decisions shall be consistent with this Agreement (including without limitation Articles 2 and 3, and Section 8.2), and the Joint Steering Committee shall not have any authority to determine whether either Party has performed its obligations under this Agreement or otherwise complied with or breached this Agreement.

12.1.8 The Joint Steering Committee shall not have the power to amend or waive compliance with this Agreement.

12.2 REFERRAL OF UNRESOLVED MATTERS TO JOINT STEERING COMMITTEE. If the Joint Research Committee is unable to reach a decision on any matter that may be referred to the Joint Steering Committee pursuant to Section 2.2.3 within [**] after such matter is first considered by it, either Party may refer such unresolved matter to the Joint Steering Committee for consideration and resolution. Unresolved matters pertaining to intellectual property matters shall be governed by Article 9 and unresolved matters with respect to inventorship may be referred to the Joint Steering Committee pursuant to Section 9.1.1. Upon receipt of an appropriate unresolved matter, a meeting of the Joint Steering Committee shall be convened as soon as practicable in order to consider and resolve such unresolved matter. Any determination by the Joint Steering Committee within its scope of authority under this Agreement shall be final and binding upon the Parties.

ARTICLE 13

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1 REPRESENTATION OF AUTHORITY; CONSENTS. Tularik and Amgen each represents and warrants to the other Party that, as of the Execution Date, (a) it has full right, power and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition law, penalties and jurisdictional issues including conflicts of law) and (c) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained, except with respect to FTC clearance pursuant to the HSR Act.

13.2 NO CONFLICT. Each Party represents to the other Party that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable laws of regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any oral or written contractual obligation of such Party. Each Party agrees that it shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement unless expressly permitted in this Agreement.

13.3 GRANT OF RIGHTS. Tularik represents to Amgen that to its knowledge, it has sufficient legal and/or beneficial title, ownership or other rights to sufficient Tularik Background Technology, Tularik Background Materials and the patent rights set forth in Exhibit C as of the Execution Date as is necessary to grant the licenses to Amgen that Tularik purports to grant to Amgen pursuant to this Agreement.

13.4 KNOWLEDGE OF PENDING OR THREATENED LITIGATION. Each Party represents and warrants to the other Party that there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any obligation under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

13.5 EMPLOYEE AND CONSULTANT OBLIGATIONS.

13.5.1 Each Party represents and warrants that all of its employees, officers, and consultants that are supporting the performance of its obligations under this Agreement shall have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers and consultants, obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of a Third Party that such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

13.5.2 Tularik represents and warrants that it is not in breach of any agreement between Tularik and any Third Party relating to the Targets listed on Exhibit B in any manner that would adversely affect its obligations under this Agreement or its fulfillment of its duties and obligations under this Agreement. Each Party further represents and warrants that it shall use commercially reasonable efforts to maintain its agreements with any Third Party under which such Party obtains licenses under rights necessary for its performance under this Agreement in effect during the term of the Agreement, and if such Party has been accused of a material breach under any such Third Party agreements, it shall within [**] of such accusation notify the other Party of such accusation.

13.6 [**]. Set forth on Exhibit A is a list, which is true, complete and correct in all material respects, of each agreement between a Third Party and Tularik pursuant to which any [**] exist as of the Execution Date.

13.7 INTELLECTUAL PROPERTY. Tularik represents and warrants that as of the Execution Date:

13.7.1 it has not received any written claim made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of intellectual property rights associated with the Targets listed on Exhibit B or challenging its right to use or ownership of any of such intellectual property rights or making any adverse claim of ownership thereof;

13.7.2 it is not aware of any pending or threatened claim or litigation which alleges that its activities up to the Execution Date relating to the Targets listed on Exhibit B have violated, or by conducting the Research Program, Development or Commercialization as currently proposed to be conducted hereunder would violate, the intellectual property rights of any Third Party; and

13.7.3 [**].

13.8 NO DEBARMENT. Each Party agrees it shall not knowingly use in connection with the Research Program or any Development or Commercialization under this Agreement any employee, consultant or investigator who is or has been debarred by a regulatory authority or who, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a regulatory authority.

13.9 [**]. The [**] Agreement (i) is in full force and effect as of the Execution Date and is the legal, valid and binding obligation of Tularik and its Affiliates and (ii) Tularik or its Affiliates have not received any notice and have no reason to believe that they are in breach, violation or default of such agreement or that any event has occurred that with notice or lapse of time (or both) would constitute a breach, violation or default by them, or would permit termination, modification or acceleration by [**]. Tularik agrees that it will maintain the [**] Agreement (and cause [**] to maintain the licensed patents thereunder) in full force and effect during the Research Program Term and will provide Amgen with written notice promptly after receipt of any notice of breach or default with respect to the [**] Agreement.

13.10 DISCLAIMER OF WARRANTY. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1 INDEMNIFICATION.

14.1.1 Amgen. Amgen agrees to defend Tularik and its Affiliates at Amgen’s cost and expense, and will indemnify and hold Tularik and its Affiliates and their respective directors, officers, employees and agents (the “Tularik Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Amgen of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Amgen or (c) injuries resulting from Amgen’s activities conducted under the Research Program or from the development, manufacture, use, sale or other disposition of any Amgen Development Product, or any other product or service offered by Amgen, its Affiliates and/or its licensees or collaborators (other than Tularik) outside of the Research Program or Development and Commercialization activities. In the event of any such claim against the Tularik Indemnified Parties by any Third Party, Tularik shall promptly notify Amgen in writing of the claim and Amgen shall manage and control, at its sole expense, the defense of the claim and its settlement. The Tularik Indemnified Parties shall cooperate with Amgen and may, at their option and expense, be represented in any such action or proceeding. Amgen shall not be liable for any litigation costs or expenses incurred by the Tularik Indemnified Parties without Amgen’s prior written authorization. In addition, Amgen shall not be responsible for the indemnification or defense of any Tularik Indemnified Party to the extent arising from any negligent or intentional acts by any Tularik Indemnified Party or the breach by Tularik of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

14.1.2 Tularik. Tularik agrees to defend Amgen and its Affiliates at Tularik’s cost and expense, and will indemnify and hold Amgen and its Affiliates and their respective directors, officers, employees and agents (the “Amgen Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Tularik of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Tularik or (c) injuries resulting from Tularik’s activities conducted under the Research Program or from the development, manufacture, use, sale or other disposition of any and all Tularik Development Compounds, Tularik Exclusive Compounds, Tularik Exclusive Products, Tularik Target Products or TD Products, or any other product or service offered by Tularik, its Affiliates and/or its licensees or collaborators (other than Amgen) outside of the Research Program or Development and Commercialization activities. In the event of any claim against the Amgen Indemnified Parties by any Third Party, Amgen shall promptly notify Tularik in writing of the claim and Tularik shall manage and control, at its sole expense, the defense of the claim and its settlement. The Amgen Indemnified Parties shall cooperate with Tularik and may, at their option and expense, be represented in any such action or proceeding. Tularik shall not be liable for any litigation costs or expenses incurred by the Amgen Indemnified Parties without Tularik’s prior written authorization. In addition, Tularik shall not be responsible for the indemnification or defense of any Amgen Indemnified Party to the extent arising from any negligent or intentional acts by any Amgen Indemnified Party, or the breach by Amgen of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

14.1.3 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article 14, such Indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly [**].

14.2 INSURANCE. Each Party shall use all commercially reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder.

14.2.1 Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time.

14.2.2 Either Party may satisfy its obligations under this Section through self-insurance to the same extent.

14.2.3 At such time as a product is being manufactured by a Party for commercial sale, that Party shall name the other Party as an additional insured on any such policies. Any insurance shall not be construed to create a limit of the insuring Party’s liability with respect to its indemnification obligations under Section 14.1. Each Party shall use commercially reasonable efforts to provide the other Party with written notice at least [**] prior to a cancellation, non-renewal or material change in such insurance or self-insurance that could materially adversely affect the rights of the other Party hereunder. Each Party’s insurance hereunder shall be primary and non-contributing.

14.3 GOVERNING LAW. This Agreement shall be governed and the respective rights of the Parties determined according to the substantive laws of the State of California without giving effect to any choice of law principles that would require the application of the laws of a different state. Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or other intellectual property rights shall be submitted to a court of competent jurisdiction in the territory in which such Patent Rights or other intellectual property rights were granted or arose.

14.4 ASSIGNMENT. Neither Tularik nor Amgen may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer (by merger or otherwise) of all or substantially all of the business and assets of Tularik or Amgen to which the subject matter of this Agreement pertains, provided that the acquirer confirms to the other Party in writing its agreement to be bound by all of the terms and conditions of this Agreement. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business and assets of such Party to which the subject matter of this Agreement pertains (including in the context of a change of control), such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquirer of such Party. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate, provided that such Party shall guarantee the performance of such Affiliate. Any purported assignment not in accordance with this Section 14.4 shall be void and of no effect.

14.5 AMENDMENTS. This Agreement and the Exhibits referred to in this Agreement, together with the Stock Purchase Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the [**]. The Parties also acknowledge the simultaneous execution and delivery of the Stock Purchase Agreement, which shall not be superseded by this Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties. No trade customs, courses of dealing or courses of performance by the Parties will be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgement, order acceptance, standard terms of sale, invoice or the like.

14.6 NOTICES. Notices to Tularik shall be addressed to:

Tularik Inc.

1120 Veterans Blvd.

South San Francisco, California 94080

Attention: Chief Executive Officer

Facsimile No.: (650) 825-7392

with a copy to:

Attention: Legal Department

Notices to Amgen shall be addressed to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91329-1799

Attention: Vice President, Licensing

Facsimile No.: (805) 499 6056

with a copy to:

Attention: Senior Vice President, General Counsel

Facsimile No.: (805) 499-8011

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with this Section 14.6. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

14.7 FORCE MAJEURE. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, including, but not limited to, the following: acts of gods; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism and invasion; provided that the Party affected by such cause promptly notifies the other Party and uses reasonable efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

14.8 COMPLIANCE WITH EXPORT REGULATIONS. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.

14.9 PUBLIC ANNOUNCEMENTS. On the Execution Date, the Parties shall issue one or more press releases, the timing and content of which shall be mutually agreed. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon between the Parties in advance of such announcement. The Parties understand that this Agreement is likely to be of significant interest to investors, analysts and others, and that the Parties therefore may make such public announcements with respect thereto, subject to the remainder of this Section 14.9. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, the Parties will use commercially reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least [**] prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any such announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. Furthermore, each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought. Neither Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party for any promotional, advertising, marketing or commercial activities without the prior written consent of the other Party, except to the extent required for Tularik to perform its obligations under Section 6.3.

14.10 NON-SOLICITATION. During the Research Program Term, and for a period of [**] thereafter, neither Party shall either directly or indirectly solicit, any employee of the other Party primarily dedicated to the Research Program, or to Development or Commercialization activities to terminate his or her employment with such other Party and become employed by such other Party, whether or not such employee is a full-time employee of such other Party, whether or not such employment is pursuant to a written agreement or is at-will. This provision shall not restrict either Party from advertising employment opportunities in any manner that does not directly target the other Party.

14.11 INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Tularik or Amgen to act as agent for the other. Members of the Joint Steering Committee, the Joint Research Committee, the Niche Indication Commercialization Committee and any subcommittees thereof shall be, and shall remain, employees of Tularik or Amgen, as the case may be. No Party shall incur any liability for any act or failure to act by members of the Joint Steering Committee, the Joint Research Committee, the Niche Indication Commercialization Committee and any subcommittees thereof who are employees of such other Party.

14.12 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.13 HEADINGS. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

14.14 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of Tularik or Amgen to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.15 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect and commercial purpose are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

14.16 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

14.17 NO THIRD PARTY BENEFICIARIES. No person or entity other than Amgen, Tularik and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.18 NO CONSEQUENTIAL DAMAGES. UNLESS RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 14.18 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 14.1, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10.

ARTICLE 15

HSR FILING

15.1 HSR FILING. To the extent necessary, each of Tularik and Amgen shall, within [**] after the Execution Date, file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, any notification, report form and requests for additional information required of it (in the reasonable opinion of both Parties) under the HSR Act with respect to the transactions contemplated hereby. The parties shall cooperate with one another to the extent necessary in the preparation of any notification and report form required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act.

15.2 HSR-RELATED DEFINITIONS. As used in Section 15.1, the following terms have the following meanings:

15.2.1 “DOJ” means the United States Department of Justice.

15.2.2 “FTC” means the United States Federal Trade Commission.

15.2.3 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

15.2.4 “HSR Clearance Date” means the earlier of (i) the date on which the FTC shall notify Tularik and Amgen of early termination of the applicable waiting period under the HSR Act or (ii) the day after the date on which the applicable waiting period under the HSR Act expires, but in no event earlier than June 15, 2003.

15.2.5 “HSR Filing” means filings by Amgen and Tularik with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

TULARIK INC.

By:	/s/ David V. Goeddel
Title:	Chief Executive Officer

AMGEN INC.

By:	/s/ Kevin Sharer
Title:	Chief Executive Officer

The following Exhibits are being simultaneously delivered with the execution of this Agreement as separate documents:

Exhibit A	Certain Tularik Third Party Agreements
Exhibit B	List of Eligible Targets
Exhibit C	List of Tularik Patents

EXHIBIT A

Certain Tularik Third Party Agreements

[**]

TULARIK CONFIDENTIAL INFORMATION

EXHIBIT B

List of Eligible Targets—CONFIDENTIAL

[**]

TULARIK CONFIDENTIAL INFORMATION

EXHIBIT C

TULARIK CONFIDENTIAL INFORMATION

Patents and Patent Applications Relating to the Eligible Targets of Exhibit B

[**]